Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

TNHC COLORADO INC.,

as Buyer

CHRISTINA D. PRESLEY

and

CDP HOLDINGS, LLC

as Sellers

and

CHRISTINA D. PRESLEY,

as Sellers’ Representative

Dated as of February 26, 2021

ARTICLE 1	DEFINITIONS
1.1	Definitions	2
ARTICLE 2	Membership Interest Purchase	10
2.1	Purchase and Sale	10
2.2	Purchase Price	10
2.3	Closing	10
2.4	Closing Payments	11
2.5	Estimated Closing Schedule	11
2.6	Holdback Amount	11
2.7	Post-Closing Purchase Price Adjustment	11
2.8	Withholding	12
ARTICLE 3	Representations And Warranties Of Buyer	13
3.1	Organization and Authority of Buyer	13
3.2	No Conflicts	13
3.3	No Brokers	13
3.4	Financing	13
3.5	Litigation	13
ARTICLE 4	Representations and Warranties of Sellers	13
4.1	Organization and Authority of Sellers; Title to Membership Interests	14
4.2	Organization, Authority and Qualification of the Epic Companies	14
4.3	No Conflicts; Consents	14
4.4	Capitalization	15
4.5	No Subsidiaries	15
4.6	Financial Statements and Books and Records	15
4.7	Undisclosed Liabilities	16
4.8	Absence of Certain Changes or Events	16
4.9	Compliance with Law; Permits	16
4.10	Litigation	16
4.11	Employees	17
4.12	Employee Benefit Plans	17
4.13	Title to, Sufficiency and Condition of Assets Other Than Real Property	20

i

4.14	Real Property	20
4.15	Intellectual Property	22
4.16	Taxes	22
4.17	Environmental Matters	26
4.18	Material Contracts	27
4.19	Insurance	29
4.20	Warranties	29
4.21	No Brokers	29
4.22	PPP Loan	30
4.23	Disclosure	30
ARTICLE 5	Covenants And Other Agreements	30
5.1	Conduct of Business Prior to the Closing	30
5.2	Access to Information	31
5.3	Notification of Certain Matters	31
5.4	Disclosure Schedule Supplements	31
5.5	Required Actions	31
5.6	Confidentiality	32
5.7	Public Announcements	32
5.8	PPP Loan	32
5.9	Sellers’ Representative	34
ARTICLE 6	Tax Matters	34
6.1	Tax Indemnification	34
6.2	Timing and Treatment of Payments	35
6.3	Straddle Period	35
6.4	Tax Returns	36
6.5	Tax Audits, Claims and Contests	36
6.6	Cooperation on Tax Matters	37
6.7	Transfer and Similar Taxes	37
6.8	Overlap	38
6.9	Section 338(h)(10)	38
6.10	Survival	39

6.11	Retention of Records	39
ARTICLE 7	Conditions to Closing	39
7.1	Conditions to Obligation of Sellers	39
7.2	Conditions to Obligations of Buyer	40
ARTICLE 8	Indemnification	41
8.1	Survival	41
8.2	Indemnification By Sellers	42
8.3	Indemnification By Buyer	44
8.4	Certain Limitations	44
8.5	Indemnification Procedures	45
8.6	Payments; Holdback Amount	46
8.7	Tax Treatment of Indemnification Payments	46
8.8	Effect of Investigation	46
8.9	Other Rights and Remedies Not Affected	46
ARTICLE 9	Termination/Remedies	47
9.1	Termination	47
9.2	Effect of Termination	47
ARTICLE 10	General Provisions	48
10.1	Expenses	48
10.2	Notices	48
10.3	Interpretation	49
10.4	Made Available	49
10.5	Headings	49
10.6	Severability	49
10.7	Entire Agreement	49
10.8	Successors and Assigns	49
10.9	No Third-party Beneficiaries	49
10.10	Amendment and Modification; Waiver	50
10.11	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	50
10.12	Specific Performance	51
10.13	Counterparts	51

Exhibits

Exhibit A      Presley Employment Agreement

Exhibit B      Presley Non-Competition Agreement

Exhibit C     Trails Scheduled Construction Starts

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is made as of February 26, 2021 (the “Signing Date”) between TNHC Colorado Inc., a Delaware corporation (“Buyer”), Christina D. Presley, an individual (“Presley”), and CDP Holdings, LLC, a Colorado limited liability company (“CDP Holdings”) (each of Presley and CDP Holdings are a “Seller” and collectively, “Sellers”), and Christina D. Presley (together with any successor appointed in accordance with Section 5.9) as the “Sellers’ Representative”. Each of Buyer, Sellers and the Sellers’ Representative are a “Party” and collectively, the “Parties”.

Recitals

1.	Presley owns 100% of the membership interests (the “Orchard Group Membership Interests”) of The Orchard Group, LLC, a Colorado limited liability company (“The Orchard Group”).

2.

CDP Holdings owns 100% of the membership interests (the “Homebuilder Company Membership Interests” and, together with The Orchard Group Membership Interests, the “Epic Companies Membership Interests”) of each of EHWP, LLC, a Colorado limited liability company (“Epic Wild Plum”), Epic Homes at Anthem Highlands, LLC, a Colorado limited liability company (“Epic Anthem Highlands”), EHPP, LLC, a Colorado limited liability company (“Epic Painted Prairie”), and EHTCV, LLC (“Epic Trails”). The Orchard Group, Epic Wild Plum, Epic Anthem Highlands, Epic Painted Prairie and Epic Trails are each an “Epic Company” and collectively, the “Epic Companies”.

3.

The Epic Companies are engaged in the residential homebuilding business, which includes the purchase and sale of residential real estate and the construction, marketing and sale of homes within certain markets in Colorado (the “Epic Homebuilding Business”). For the avoidance of doubt, the Parties acknowledge and agree that the Epic Homebuilding Business does not include Epic Homes at Leyden Rock, LLC or any operations related thereto.

4.	Subject to the terms and conditions of this Agreement, Sellers have agreed to sell to Buyer, and Buyer has agreed to purchase from Sellers, the Epic Companies Membership Interests.

AGREEMENT

In consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

Definitions

1.1     Definitions. For purposes of this Agreement:

“§338 Forms” means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, or local taxing authority in connection with a §338(h)(10) Election, including, without limitation, any "statement of §338 election", IRS Form 8023, and IRS Form 8883 (together with any schedules or attachments thereto) that are required pursuant to the Treasury Regulations.

“338(h)(10) Election” is defined in Section 6.9(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, review, examination, request for information, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjustment Period” is defined in Section 2.7(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affordable Care Act” defined in Section 4.12(k).

“Annual Financial Statements” is defined in Section 4.6.

“Basket” is defined in Section 8.4(a)(i).

“Benefit Plans” is defined in Section 4.12(a).

“Building Permit Condition” is defined in Section 8.6(c).

“Building Permit Delay” is defined in Section 8.2(f).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Denver, Colorado are authorized or required by Law to be closed for business.

“Buyer” is defined in the preamble.

“Buyer Indemnitees” is defined in Section 8.2.

“Cap” is defined in Section 8.4(a)(ii).

“CARES Act” means the Coronavirus, Aid, Relief and Economic Security Act (H.R. 748), together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations, as in effect on the Signing Date.

“CDP Holdings” is defined in the preamble.

“Closing” is defined in Section 2.3.

“Closing Cash Payment” is defined in Section 2.4.

“Closing Date” is defined in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” is defined in Section 5.6.

“Consent” means, with respect to any Person, any consent, estoppel, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by such Person.

“Contract” means any contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture, joint venture or any other agreement, commitment or legally binding arrangement, whether written or oral.

“Designated Courts” is defined in Section 10.11(b).

“Disclosure Schedule Supplement” is defined in Section 5.4.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceability Exceptions” is defined in Section 3.1.

“Entitlements” is defined in Section 4.14(e).

“Environmental Laws” means: any Laws of any Governmental Authority relating to (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment, health, safety or natural resources.

“Environmental Permits” means all Permits under any Environmental Law.

“Epic Anthem Highlands” is defined in the recitals.

“Epic Companies” is defined in the recitals.

“Epic Homebuilding Business” is defined in the recitals.

“Epic Companies Membership Interests” is defined in the recitals.

“Epic Painted Prairie” is defined in the recitals.

“Epic Trails” is defined in the recitals.

“Epic Wild Plum” is defined in the recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Schedule” is defined in Section 2.5.

“Estimated Net Book Value” is defined in Section 2.5.

“Excluded Liabilities” means, in each case to the extent not accrued on the Estimated Closing Schedule or the Final Closing Schedule:

(a)     Pre-Closing Construction Claims;

(b)     the pre-Closing trade payables of the Epic Companies relating to closed homes; and

(c)     all Liabilities based upon, resulting from, or arising out of the business, operations, properties, assets or obligations of any of the Epic Companies conducted, existing or arising on or prior to the Closing Date.

“Final Closing Schedule” is defined in Section 2.7(a).

“Financial Statements” is defined in Section 4.6.

“Fundamental Representations” is defined in Section 8.1.

“Financial Books and Records” means all of the Epic Companies’ books, instruments, papers, and records of whatever nature and wherever located, whether in written form or another storage medium, including without limitation (1) copies of accounting and financial records; (2) property records and reports; (3) environmental records and reports; (4) personnel and labor relations records; and (5) property, sales, or transfer tax records and returns. Notwithstanding the foregoing, Seller shall have a right to keep a copy of all Financial Books and Records for Seller’s records.

“GAAP” means generally accepted accounting principles, including but not limited to, appropriate reserves or accruals for vacation, sick pay, severance obligations and other similar types of employment obligations.

“Governmental Authority” means any nation or government, any state or other political subdivision or quasi-governmental authority thereof (such as special districts, improvement districts or the like), any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission, or instrumentality of the United States, any State of the United States, or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organizations.

“Grace Period” is defined in Section 8.2(f).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Holdback Amount” is defined in Section 2.4(b).

“Homebuilder Company Membership Interests” is defined in the recitals.

“Indemnified Party” is defined in Section 8.5(a).

“Indemnifying Party” is defined in Section 8.5(a).

“Independent Accounting Firm” is defined in Section 2.7(c).

“Insurance Policies” is defined in Section 4.19.

“Intellectual Property” means all of the Epic Companies’ rights, title, and interest in and to (1) all of the intellectual property related to the Epic homebuilding business, including, without limitation, community and home plans, designs, names, (including “epic”, “epic homes” and all derivations thereof), marketing materials, brochures, advertisements, photography (whether in print, digital, electronic or other format), trademarks, service marks, trade dress, logos, slogans, trade names, internet domain names, uniform resource locators, social media accounts, and e-mail addresses; (2) all proprietary information or rights including any and all plans, and other project related information of prior and currently active real estate projects; (3) copyrights, whether registered or not, patents, trademarks, whether registered or not, and applications, registrations, and renewals with respect thereto; (4) goodwill associated therewith; and (5) all agreements or licenses relating thereto; and

“Interim Financial Statements” is defined in Section 4.6.

“Interim Period” is defined in Section 5.1.

“Knowledge of Sellers” or any other similar knowledge qualification, means the actual knowledge of Presley after due inquiry.

“Law” means all federal, state, regional, local, or other governmental or quasi-governmental statutes, laws, rules, regulations, codes, ordinances, orders, plans, injunctions, decrees, rulings, or judicial or administrative interpretations thereof.

“Leased Real Property” means all real property leased, subleased or licensed to the Epic Companies or which the Epic Companies otherwise have a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing, in each case only to the extent provided for under the applicable governing documents.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever (including but not limited to any Tax), asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means actual losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, Taxes (including any loss of Tax assets, attributes, or benefits), costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” does not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party. Losses shall also mean the Trails Delay Liquidated Damages.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, materially adverse to the business, results of operations, condition (financial or otherwise) or assets of the Epic Companies.

“Material Contracts” is defined in Section 4.18(a).

“Net Book Value” means the net book value of the Epic Companies’ assets (assets minus liabilities) as of the Closing Date. Net Book Value will be calculated in accordance with GAAP, but as modified to (i) include actual capitalized general and administrative costs listed in the management fee general ledger account as reflected on the balance sheet in the Interim Financial Statements that are included in inventory or other assets, provided that such costs will not exceed $1.35 million; (ii) include the warranty reserves relating to homes closed by

Epic Homes at Leyden Rock, LLC, which Buyer will administer on behalf of Epic Homes at Leyden Rock following the Closing; and (iii) include a reserve for the estimated cancellation penalty, or additional premium amounts due, relating to the insurance premium financing obligations of the Epic Companies, which the Epic Companies acknowledge Buyer intends to cancel at or after the Closing Date. For the avoidance of doubt, to the extent any refund is received following the Closing relating to such insurance premiums and financing arrangements, such refund will not be treated as an asset in the Final Closing Schedule. Net Book Value will be calculated both for purposes of calculating the Estimated Net Book Value and the final determination of Net Book Value pursuant to Section 2.7.

“Notice of Disagreement” is defined in Section 2.7(b).

“Notified Party” is defined in Section 6.5(a).

“Orchard Group Membership Interests” is defined in the recitals.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such entity; and (c) any amendment to any of the foregoing.

“Outside Date” is defined in Section 9.1(b)(ii).

“Owned Real Property” means all real property owned by the Epic Companies, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Party” is defined in the preamble.

“Permits” means permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority.

“Permitted Encumbrances” means: (i) liens for Taxes or assessments, standby fees, charges, or claims not yet due and payable; (ii) mechanics’, materialmen’s, carriers’, warehousemen’s, landlords’, workmen’s, repairmen’s, or other like liens and other liens imposed by Law arising or incurred in the ordinary course of business consistent with past practice and not yet due and payable; (iii) zoning and building rules, regulations, and ordinances, minor defects or irregularities in title and other similar encumbrances that do not, individually or in the aggregate, materially impair the continued ownership, use, operation or sale of the assets to which they relate in the Epic Home Business and (iv) all liens under existing mortgages or deeds of trust or financing agreements to the extent relating to indebtedness reflected on the Estimated Closing Schedule or the Final Closing Schedule.

“Per Month Amount” is defined in Section 8.2(f).

“Person” means any natural person, corporation, general or limited partnership, limited liability company, trust, sole proprietorship, or other entity, organization or association of any kind.

“PPP Blocked Account” is defined in Section 5.8(c).

“PPP Lender” means Zions Bancorporation, N.A. dba Vectra Bank Colorado.

“PPP Loan” means collectively the Loan Agreement and/or Promissory Note, dated as of April 19, 2020, in the original principal amount of $287,800.00, issued by The Orchard Group to the PPP Lender, and all loan documents ancillary thereto.

“PPP Shortfall” is defined in Section 5.8(c).

“Pre-Closing Construction Claims” means, to the extent not reimbursed under an applicable insurance policy, all claims, including, without limitation, claims for breach of contract, claims for breach of express or implied warranty, and construction defect claims relating to any work required to be done by the Epic Companies, or any corrective work required to be done by the Epic Companies, on a completed home (including, without limitation, claims related to mold) or on streets, gradings, landscaping and homeowners’ association improvements and all other similar subdivision work with respect to homes closed prior to the Closing Date and home warranty claims relating to homes closed by Epic Homes at Leyden Rock, LLC.

“Pre-Closing Income Tax Returns” is defined in Section 6.4(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of any Epic Company for any Pre-Closing Tax Period.

“Presley” is defined in the preamble.

“Presley Employment Agreement” is defined in Section 7.1(c).

“Presley Non-Competition Agreement” is defined in Section 7.1(d).

“Purchase Price” is defined in Section 2.2.

“Purchase Price Allocation Schedule” is defined in Section 6.9(a).

“Real Property” is defined in Section 4.14(a).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, representatives and other agents of such Person.

“RESPA” means the Real Estate Settlement and Procedures Act and any rules or regulations promulgated thereunder.

“Resolution Period” is defined in Section 2.7(c).

“Review Period” is defined in Section 2.7(b).

“SBA” is defined in Section 4.22.

“Seller” is defined in the preamble.

“Seller Indemnitees” is defined in Section 8.3.

“Sellers’ Representative” is defined in the preamble.

“Signing Date” is defined in the preamble.

“Straddle Period” means any taxable period which commences on or before the Closing Date, and ends after the Closing Date.

“Subdivision Agreement” is defined in Section 8.6(c).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, securities or other interests the holders of which are generally entitled to at least 50% of the vote for the election of the board of directors or other similar governing body of such corporation or other legal entity, or otherwise having the power to direct the business and policies of that Person.

“Tax Claim” is defined in Section 6.5(a).

“Taxes” means any and all (i) federal, state, local or foreign assessment, charge, fee, levy, impost, or tax of any kind whatsoever, including, without limitation, any tax on, for, or with respect to income, gross receipts or income, license, payroll, employment, excise, severance, stamp, documentation, registration, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, profits, withholding, backup withholding, social security (or similar), unemployment, payroll, employment, recapture, disability, worker’s compensation, real property, personal property, sales, use, transfer, service, service use, transaction privilege, registration, value-added, ad valorem, alternative or add-on minimum, estimated, “roll-back”, escheat, gains, good, services, inventory, lease, rent, mortgage recording, value, production, capital, conveyance, transfer, unclaimed property, any other taxes, assessments, or government charges of any kind whatsoever, together with any interest, penalty, fine, or addition thereto, whether disputed or not, with respect thereto or in respect of any failure to comply with an requirement regarding any Tax Return (or filing thereof), and any interest, penalty, fine, or addition in respect of such interest, penalties, fines, or additions, and including any transferee liability in respect of any and all of the above, in each instance whether computed on a separate or consolidated, unitary or combined basis, or in any other manner, (ii) liability for any items contemplated in clause (i) of this definition as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined or unitary group for any period (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability for the payment of any amounts of the type described in clause (i) of this definition as a result of any express or implied obligation, tax sharing or tax allocation agreement, arrangement, commitment or understanding, by contract or pursuant to Law, whether as a transferee or successor, to indemnify or otherwise assume or succeed to the liability of any other person.

“Tax Return” means any return, declaration, report, election, designation, declaration, claim to refund, or information return or statement relating to Taxes (or required to be filed in connection with the determination, assessment, or collection of Taxes or in connection with the administration of any Laws), including any schedule or attachment thereto, and including any amendment thereof.

“The Orchard Group” is defined in the recitals.

“Trails Delay Additional Holdback” is defined in Section 2.4(b).

“Trails Delay Liquidated Damages” is defined in Section 8.2(f).

“Transaction Expenses” means all fees and expenses, regardless of when paid, payable by the Epic Companies in connection with the transactions contemplated by this Agreement, including fees and expenses payable to all attorneys, accountants, financial advisors and other professionals and bankers’, brokers’ or finders’ fees for persons not engaged by Buyer.

“Transfer Taxes” is defined in Section 6.7.

“Unforgiven Amount” is defined in Section 5.8(c).

ARTICLE 2

Membership Interest Purchase

2.1     Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers will sell to Buyer, and Buyer will purchase from Sellers, all of Sellers’ right, title, and interest in the Epic Companies Membership Interests, free and clear of all Encumbrances for the consideration specified in Section 2.2.

2.2     Purchase Price. The aggregate purchase price for the Epic Companies Membership Interests will be an amount (the “Purchase Price”) equal to $8,386,850, subject to adjustment pursuant to Section 2.7.

2.3     Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will occur no later than two Business Days after the last of the conditions to Closing set forth in Article 7 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) via the remote exchange of documents and signatures. The date on which the Closing occurs is the “Closing Date”. The Closing will be deemed to occur as of 12:00 a.m. Mountain Standard Time on the Closing Date.

2.4     Closing Payments. At Closing, Buyer will purchase the Epic Companies Membership Interests by making the following payments (the “Closing Cash Payment”) to or for the benefit of Sellers:

(a)     Buyer will pay to Sellers an amount equal to:

(i)     the Purchase Price, less

(ii)     the Holdback Amount and the Trails Delay Additional Holdback Amount.

(b)     Buyer will retain $1,000,000 (the “Holdback Amount”) to satisfy the indemnity obligations of Sellers described in Article 8 and any adjustment to the Purchase Price pursuant to Section 2.7. The Holdback Amount will be paid to Sellers as provided in Section 8.6. Buyer will also retain an additional $500,000 (the “Trails Delay Additional Holdback Amount”) to satisfy the Trails Delay Liquidated Damages described in Section 8.2(f) and will be paid to Sellers as provided in Section 8.6.

2.5     Estimated Closing Schedule. Sellers’ Representative has prepared and delivered to Buyer a statement (the “Estimated Closing Schedule”) containing an estimated balance sheet of the Epic Companies as of the Closing Date and, based thereon, an estimate of the estimated Net Book Value on the Closing Date (the “Estimated Net Book Value”), including the Sellers’ calculation of the components thereof including, but not limited to the amounts of all outstanding indebtedness, trade payables relating to current projects and warranty reserves, as well as the calculation of the Purchase Price.

2.6     Holdback Amount. The Holdback Amount will be held by Buyer out of the Purchase Price to satisfy indemnification claims of Buyer that arise under this Agreement and adjustments pursuant to Section 2.7.

2.7     Post-Closing Purchase Price Adjustment.

(a)     Within 180 days following the Closing (the “Adjustment Period”), Buyer will prepare and deliver to Sellers’ Representative a statement (the “Final Closing Schedule”) setting forth Buyer’s calculation of the Net Book Value and the components thereof. The Final Closing Schedule will be prepared on the same basis as the Estimated Closing Schedule. Subject to customary review, upon final determination of the amounts set forth in Final Closing Schedule, the Purchase Price will be adjusted upwards or downwards to reflect any changes in the Net Book Value in the Final Closing Schedule, but in no event will any premium component in the Purchase Price be adjusted pursuant to such procedure.

(b)     During the 20 Business Day period following receipt of the Final Closing Schedule (the “Review Period”), Buyer will provide Sellers’ Representative with access to the working papers relating to the Final Closing Schedule. The Final Closing Schedule

will become final and binding at the end of the Review Period unless prior to the end of the Review Period Sellers’ Representative delivers to Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any disputed item. Sellers will be deemed to have agreed with all items and amounts in the Final Closing Schedule not specifically referenced in the Notice of Disagreement, and such items and amounts will not be subject to review pursuant to Section 2.7(c). A Notice of Disagreement may reference only disagreements based on miscoding of expenses, mathematical errors or based on amounts reflected on the Final Closing Schedule not being calculated in accordance with this Section 2.7.

(c)     During the 10 Business Day period following receipt of a Notice of Disagreement (the “Resolution Period”), the Parties will work in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement, including providing the other Parties with reasonable access to the working papers and information relating to the calculations subject to the Notice of Disagreement reasonably requested the other Parties. Any disputed items resolved in writing between Buyer and Sellers’ Representative during the Resolution Period will be final and binding with respect to such items, and if Buyer and Sellers’ Representative agree in writing on the resolution of each disputed item specified in the Notice of Disagreement, the amounts so determined will be final and binding on the Parties. If Buyer and Sellers’ Representative have not resolved all such differences by the end of the Resolution Period, Buyer and Sellers’ Representative will submit, in writing, to an independent accounting firm of national or regional standing agreed upon in writing by Buyer and Sellers’ Representative (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amount of the Purchase Price, and Buyer and Sellers’ Representative will require the Independent Accounting Firm to make a written determination as to each such disputed item and the amount of the Purchase Price, which determination will be final and binding on the Parties. The Parties will authorize the Independent Accounting Firm to resolve only those items remaining in dispute in a Notice of Disagreement within the range of the difference between Buyer’s position and Sellers’ Representative’s position with respect thereto. Buyer and Seller’s Representative will require the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 20 Business Days following engagement. Judgment may be entered upon the written determination of the Independent Accounting Firm in any court in accordance with Section 10.11.

(d)     If the Net Book Value, as determined pursuant to this Section 2.7, is adjusted upwards, Buyer will pay such adjustment amount to Sellers’ Representative within five days of final determination. If the Net Book Value is adjusted downwards, Buyer will deduct such amount from the Holdback Amount and, if the amount of such downward adjustment is in excess of the Holdback Amount, Sellers will pay such excess amount to Buyer within five days of final determination.

2.8     Withholding. Buyer is entitled to deduct and withhold from any payment contemplated in this Agreement, any Tax required by applicable Law to be withheld, and all such withheld amounts will be treated for all purposes as having been paid to the Person in respect of which such withholding was made; provided, however that prior to any such withholding Buyer shall provide notice of such intended withholding to Seller so as to afford Seller an opportunity to provide any documentation reasonably acceptable to Buyer so as to reduce any such withholding obligation.

ARTICLE 3

Representations And Warranties Of Buyer

Except as set forth in the schedules to this Article 3 Buyer hereby represents and warrants to Sellers as of the Signing Date as follows:

3.1     Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Buyer has full power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by the other Parties) this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (collectively, the “Enforceability Exceptions”).

3.2     No Conflicts. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (a) conflict with or violate the Organizational Documents of Buyer, or (b) conflict with or violate any Law or Governmental Order applicable to Buyer or by which any property or asset of Buyer is bound or affected.

3.3     No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

3.4     Financing. Buyer has all funds and financing necessary and has obtained all necessary approvals to consummate all the transactions contemplated herein.

3.5     Litigation. No action by or against Buyer is pending or, to the knowledge of Buyer after due inquiry, threatened, which could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby or thereby.

ARTICLE 4

Representations and Warranties of Sellers

Except as set forth in the schedules to this Article 4, each Seller represents and warrants to the Buyer jointly and severally that, as of the Signing Date as follows:

4.1     Organization and Authority of Sellers; Title to Membership Interests.

(a)     CDP Holdings is a limited liability company duly organized, validly existing and in good standing under the Laws of Colorado. CDP Holdings has full power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by CDP Holdings of this Agreement, the performance by CDP Holdings of its obligations hereunder, and the consummation by CDP Holdings of the transactions contemplated hereby have been duly authorized by all requisite action on the part of CDP Holdings. This Agreement has been duly executed and delivered by CDP Holdings, and (assuming due authorization, execution, and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of CDP Holdings enforceable against CDP Holdings in accordance with its terms, except for the Enforceability Exceptions.

(b)     Each Seller is the record and beneficial owner of, and has good and valid title to and unrestricted power to vote the number of Epic Companies Membership Interests set forth opposite such owners name on Schedule 4.1(b), and such Epic Companies Membership Interests are owned by such Seller free and clear of all Encumbrances, including claims of members, spouses, former spouses and other family members. At the Closing, such Seller will convey to Buyer all legal and beneficial right, title and interest in and to such Epic Companies Membership Interests, free and clear of any and all Encumbrances including claims of members, spouses, former spouses and other family members. Such Seller is not a party to any option, warrant, purchase right or other Contract (other than this Agreement) that requires such Seller to sell, transfer or otherwise dispose of any of its Epic Companies Membership Interests. Such Seller is not entitled to, and by signing below hereby waives, any preemptive rights to acquire additional membership interests such Seller has or, at any time had, whether pursuant to the Epic Companies’ articles of organization, current or prior operating agreements, contract, or any other arrangement, whether oral or written.

4.2     Organization, Authority and Qualification of the Epic Companies. Each Epic Company is a limited liability company duly organized, validly existing and in good standing under the Laws of Colorado and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Schedule 4.2 sets forth each jurisdiction in which each Company is licensed or qualified to do business, and each Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

4.3     No Conflicts; Consents. Except as set forth on Schedule 4.3, the execution, delivery and performance by Sellers of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any Epic Company; (b) conflict with or result in a violation or breach of any Law or Governmental Order applicable to Sellers or the Epic Companies; or (c) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of any Seller or Epic Company under, or result in the creation of any Encumbrance on any property, asset or right of any Seller or Epic Company pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which any Seller or Epic Company is a party or by which any Seller or Epic Company or any Seller’s or Epic Company’s properties, assets or rights are bound or affected.

4.4     Capitalization. Schedule 4.1(b) sets forth all of the outstanding equity interests of each Epic Company and the record and beneficial owners thereof. None of the Epic Companies has issued or agreed to issue any: (a) membership interest or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of any equity, economic, or ownership interests; (c) interest in the ownership or earnings or other equity equivalent or equity-based award or right; or (d) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for interests having the right to vote. All of the Epic Companies Membership Interests are duly authorized, validly issued and fully paid. All of the Epic Companies Membership Interests have been offered, sold and delivered in compliance with the Law. There are no outstanding obligations of any Epic Companies to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued equity or ownership interests in the Epic Companies. No Epic Companies Membership Interests or other equity or ownership interests of the Epic Companies have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Organizational Documents of the Epic Companies or any Contract to which any Epic Company is a party or by which any Epic Company is bound.

4.5     No Subsidiaries. No Epic Company has owned, or had any interest in any shares or has an ownership interest in any other Person.

4.6     Financial Statements and Books and Records. Complete copies of the Epic Companies’ financial statements consisting of a balance sheet as of December 31, 2020 and 2019 and the related profit and loss statements for the years then ended (collectively, the “Annual Financial Statements”), and financial statements consisting of a balance sheet as of January 31, 2021 and the related profit and loss statements for the one-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered to Buyer. Each of the Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Epic Companies; and (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Epic Companies as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein. The books of account and financial records of the Epic Companies are true and correct and have been prepared and are maintained in accordance with sound accounting practice. The Sellers have provided to the Buyer complete and accurate copies of all of the Financial Books and Records of the Epic Companies, whether in written or electronic format.

4.7     Undisclosed Liabilities. No Epic Company has any Liabilities whether or not required by GAAP to be reflected in the balance sheet of the Epic Companies or disclosed in the notes thereto, except liabilities which are adequately reflected or reserved against.

4.8     Absence of Certain Changes or Events. Since December 31, 2020 (a) each Epic Company has conducted its business only in the ordinary course consistent with past practice; (b) to the Knowledge of Sellers, there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (c) no Epic Company has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) no Epic Company has taken any action that, if taken after the Signing Date, would constitute a breach of any of the covenants set forth in Section 5.1.

4.9     Compliance with Law; Permits.

(a)     Each Epic Company is and has been in compliance in all material respects with all Laws applicable to it or any of its properties or assets is subject and all non-governmental restrictions as to property or asset use. No Epic Company or any of its officers has received during the past five years, nor to the Knowledge of Sellers is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Epic Company is not in compliance in any material respect with any Law applicable to it.

(b)     Each Epic Company is in possession of all Permits necessary for it to own, lease and operate its properties and to carry on its business in all material respects as currently conducted. Sellers have provided Buyer with true, accurate and complete copies of all Permits (other than Permits relating to individual homes). Each Epic Company is and has been in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the Knowledge of Sellers, threatened. To the Knowledge of Sellers, each Epic Company will continue to have the use and benefit of all Permits following consummation of the transactions contemplated hereby.

(c)     The Epic Companies’ relationship with its lenders and other business partners, do not violate and have not violated RESPA, and no such lender or their affiliates or related Persons has compensated, directly or indirectly, including by way of offset, below market, gift, compensation, or otherwise, Sellers or the Epic Companies in violation of RESPA.

4.10     Litigation. There is no Action pending or, to the Knowledge of Sellers, threatened against any Epic Companies, or any material property or assets of any Epic Companies, nor is there any basis for any such Action. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the Knowledge of Sellers, threatened investigation by, any Governmental Authority relating to any Epic Companies, any of their respective properties or assets or the transactions contemplated by this Agreement. There is no Action by any Epic Companies pending, or which any Epic Companies have commenced preparations to initiate, against any other Person.

4.11     Employees. Schedule 4.11 sets forth a list of names, current annual rates of salary, bonus, employee benefits, accrued vacation and sick time, sick pay, and other compensation and benefits and perquisites, including the provision of company owned automobiles, of all the employees and agents of the Epic Companies whose work relates, directly or indirectly, to the Epic Companies’ business. To the Knowledge of Sellers, no key employee of the Epic Companies, and no group of the Epic Companies’ employees, have any plans to terminate his, her, or their employment. The Epic Companies are not a party to any collective bargaining agreement with any labor union or association. There are no discussions, negotiations, demands, or proposals that are pending or that have been conducted or made with or by any labor union or association, and there are no pending or, to the Knowledge of Sellers, threatened labor disputes, strikes, or work stoppages that may affect the Epic Companies, their respective assets and business. The Epic Companies are in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practices. The Epic Companies may terminate any employee, with or without cause, without liability or obligation, other than for salary, bonuses, vacation, sick time and similar obligations accrued through the date of any such termination and for the obligations of the Epic Companies under the Benefit Plans.

4.12     Employee Benefit Plans.

(a)     Section 4.12 of the Disclosure Schedule sets forth a true and complete list of each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and (ii) each other profit-sharing, deferred compensation, bonus, stock option, stock purchase, equity or equity-based, incentive, commission, employment, consulting, independent contractor, severance, change-of-control, retention, paid time off, holiday pay, pension, retirement, medical, welfare, fringe and other compensation or benefit plan, program, policy, agreement, contract or arrangement (whether written or unwritten), in either case, maintained, contributed to, or required to be contributed to, by the Epic Companies for the benefit of any current or former employee, director, officer or independent contractor of the Epic Companies (and/or their beneficiaries) or with respect to which the Epic Companies has or would reasonably be expected to have any Liability (contingent or otherwise) (collectively, “Benefit Plans”). Section 4.12 of the Disclosure Schedule separately identifies the plan sponsor of each Benefit Plan.

(b)     As applicable with respect to each Benefit Plan, the Sellers have delivered or made available to the Buyer true and complete copies of (i) such Benefit Plan, including all amendments and other documents related thereto (including any summary plan description and summary of material modifications), and in the case of an unwritten Benefit Plan, a written description of all material terms thereof, (ii) any trust agreement, insurance contract or other funding agreement, (iii) the last three most recently filed annual reports on Form 5500 and all schedules and attachments thereto, (iv) the most recent IRS determination, opinion or advisory letter and any pending application for an IRS determination letter and any correspondence with the IRS related thereto, and (v) all material correspondence (including any applications or submissions under any voluntary correction programs) relating to any audit or investigation by a Governmental Authority or any submission under any Governmental Authority’s voluntary compliance procedures during the last three (3) years.

(c)     Each Benefit Plan is and has been operated and administered in all material respects in compliance with its terms and all applicable Laws and each employee permitted to participate in a Benefit Plan is eligible to participate under the terms of such Benefit Plan. With respect to each Benefit Plan intended to be tax-qualified under Section 401(a) of the Code (i) each such Benefit Plan has a current favorable IRS determination letter (or, in the case of a pre-approved plan, a current IRS opinion or advisory letter on which it can rely) as to its tax-qualified status under the Code and nothing has occurred since the date of such favorable determination (or opinion or advisory) letter which would adversely affect the qualified status of such plan or result in material Liability to the Epic Companies, (ii) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code, and (iii) no event has occurred that would reasonably be expected to result in disqualification or adversely affect such exemption. No Benefit Plan is subject to the laws of a jurisdiction outside of the United States.

(d)     All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid or properly accrued in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. With respect to any Benefit Plan, no event has occurred that has resulted in any Taxes, fines, interest payments, penalties, or other Liabilities with respect to any Benefit Plan under any applicable Law including the Code and ERISA. Each Benefit Plan may be modified or terminated, in whole or in part, by the Epic Companies without Liability (other than standard administrative expenses incurred for such modification or termination).

(e)     No Benefit Plan provides health, life insurance or other welfare benefits to retired or other terminated employees, officers, independent contractors, or directors of the Epic Companies (or any spouse, beneficiary or dependent thereof), or to any other Person, other than “COBRA” continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA or similar state Law at the participant’s sole cost. All Benefit Plans that are health and welfare plans are fully insured through insurance contracts.

(f)     No “prohibited transactions” (as defined in Section 4975(c)(1) of the Code) or breaches of fiduciary duty of the Sellers, the Epic Companies, or any director, officer or employee of the Epic Companies, have occurred with respect to any of the Benefit Plans.

(g)     There are no Actions, either currently in progress, or, to the Knowledge of Sellers, threatened or expected to be instituted in the future, relating to (i) any Benefit Plan, or (ii) any “fiduciary” of such plan (within the meaning of Section 3(21)(A) of ERISA) brought on behalf of any participant, beneficiary or fiduciary thereunder, or by any Governmental Authority and, to the Knowledge of Sellers, no fact or event exists that would reasonably be expected to give rise to any such Action. No Benefit Plan is currently or, within the past six years has been, under investigation or audit by any Governmental Authority and, to the Knowledge of Sellers, no such investigation or audit is contemplated or under consideration. No Benefit Plan is, or within the past six years has been, the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(h)     Neither the Epic Companies nor any Affiliate have ever sponsored, maintained, contributed to or been required to contribute to, or has any liability in respect of any Benefit Plan that is or was (i) subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) a “multiple employer plan,” as defined in Section 210(a) of ERISA or Section 413 of the Code, (iv) a “voluntary employees’ beneficiary association,” as defined in Section 501(c)(9) of the Code, or (v) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA.

(i)     Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event): (i) increase the amount of compensation or benefits otherwise payable under any Benefit Plan; (ii) result in the acceleration of the time of payment, exercisability, funding or vesting of any compensation or benefits due to, or result in the forgiveness of any indebtedness owed by, any Person or entity (or any beneficiary or permitted transferee of the foregoing) or result in any Liability to any current or former director, officer, employee or independent contractor of the Epic Companies; (iii) result in any compensatory payment or benefits (whether severance pay or otherwise) becoming due to, or with respect to, any current or former director, officer, employee or independent contractor of the Epic Companies; (iv) directly or indirectly cause the Epic Companies or any of its Affiliates to set aside any assets to fund any benefit under any Benefit Plan, or (v) limit or restrict the ability of the Buyer, the plan sponsor or the Epic Companies or any of its Affiliates, as applicable, to merge, amend or terminate any of the Benefit Plans. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code.

(j)     Each “nonqualified deferred compensation plan” under which any Epic Company makes, is obligated to make or promises to make, payments subject to Section 409A of the Code, if any, has since the inception of such Epic Company been operated in compliance with Section 409A of the Code, and the applicable Regulations and IRS guidance thereunder so as to avoid any Tax pursuant to Section 409A of the Code and the document or documents that evidence each such plan have, since the inception of such Epic Company, conformed to the provisions of Section 409A of the Code and the Regulations thereunder.

(k)     Each Benefit Plan that constitutes a “Epic health plan” has been operated and administered in compliance in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and

Education Reconciliation Act of 2010, as amended (the “Affordable Care Act”) and the applicable regulations and guidance thereunder. Neither the Epic Companies nor any Affiliate owes any Taxes imposed by Section 4980H of the Code, and no condition exists with respect to any Benefit Plan that would reasonably be expected to subject the Epic Companies (or any Affiliate) to, any Tax, fine, interest or penalty or other Liability imposed by the Affordable Care Act.

Neither the Epic Companies nor any of its Affiliates have, nor could they reasonably be expected to have, any Losses for Taxes under Sections 4975 through 4980 or Sections 4980A through 4980I of the Code.

4.13     Title to, Sufficiency and Condition of Assets Other Than Real Property.

(a)     Each Epic Company has good and valid title to or a valid leasehold interest in or a valid license to all of its assets, other than Real Property (addressed in Section 4.14) and Intellectual Property (addressed in Section 4.15), including all of the assets reflected on the Financial Statements or acquired in the ordinary course of business since January 31, 2021, subject to Permitted Encumbrances and except those sold or otherwise disposed of for fair value since January 31, 2021 in the ordinary course of business consistent with past practice. The assets owned or leased by the Epic Companies constitute all assets of the Epic Companies used to carry on their respective businesses as currently conducted. None of the assets (other than Real Property) owned or leased by the Epic Companies is subject to any Encumbrance, other than Permitted Encumbrances.

(b)     All tangible assets, other than Real Property, owned or leased by the Epic Companies have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted.

4.14     Real Property.

(a)     Schedule 4.14(a) lists all Owned Real Property and all Leased Real Property (collectively, the “Real Property”). The Epic Companies have good and indefeasible title to the Real Property free and clear of all Encumbrances, except Permitted Encumbrances.

(b)     No Epic Company has been given or received any notice that a breach or an event of default exists, and no condition or event has occurred that with the giving of notice, the lapse of time, or both would constitute a breach or event of default, by any of the Epic Companies, or, to the Knowledge of Sellers, any other Person, with respect to any covenants, conditions, deeds, deeds of trust, rights-of-way, easements, mortgages, restrictions, surveys, title insurance policies, or other Contracts granting, constituting or evidencing a conveyance by or to the Epic Companies of title to or an interest in or otherwise affecting any Owned Real Property or the ownership thereof. No condemnation, eminent domain, or similar proceeding exists, is pending, or to the Knowledge of Sellers is threatened, with respect to, or that could affect, any Owned Real Property. No developer-related charges or assessments by proffers to any Government Authority or any other

Person for public improvements or otherwise made against any of the Owned Real Property are unpaid or incomplete (other than those reflected on the Interim Financial Statements or incurred since the Interim Financial Statement Date in the ordinary course of business consistent with past practices, and other than standard development agreements such as impact fee and water and sewer connection fee agreements paid on a per unit basis at the time of applying for a building permit or certificate of occupancy).

(c)     The Owned Real Property that the Epic Companies intend to use for homebuilding consists entirely of lots that conform in all respects to the appropriate Governmental Authority’s standards, such Owned Real Property has access to streets, and is or will in the future be serviced, in all respects, by all utilities, water and other services, as is necessary to construct homes on such Owned Real Property, and such utilities, water and other services are adequate for the current and intended use of such Owned Real Property. There are no (i) discrepancies or conflicts in boundary lines or shortages in area for any Owned Real Property (ii) encroachments on any Owned Real Property, or (iii) encroachments by improvements on any Owned Real Property onto any easements or any adjoining property or which would otherwise conflict with the property rights of any other Person with regard to adjoining property.

(d)     All work performed by the Epic Companies, or by contractors or subcontractors on behalf of the Epic Companies on any of the Owned Real Property has been performed in substantial accordance with the plans and specifications approved by all Governmental Authorities (including VA and FHA, as applicable), in substantial compliance with all applicable Laws, and in a good and workmanlike manner, free from any defect or Encumbrance, other than Permitted Encumbrances, and subject to normal warranty claims to the extent accrued on the Interim Financial Statements. To the Knowledge of Sellers, the Owned Real Property complies in all material respects with all applicable Laws, including, without limitation, applicable zoning, land use, subdivision, parking, traffic and fire safety laws and building codes.

(e)     All Consents, Permits, waivers or other authorizations of any Governmental Authority necessary or appropriate for the construction by the Epic Companies of homes on the Owned Real Property that the Epic Companies intend to use for homebuilding (collectively, the “Entitlements”) have been obtained with respect to the homes under construction on any Owned Real Property. No Epic Company is in default under, or has received any notice that any event has occurred which with the giving of notice or the passage of time, or both, would constitute a default under any Entitlements, transaction, covenant, condition, restriction, easement, Encumbrance or other Contract pertaining to any Owned Real Property. All subdivision improvement bonds and other sureties or assurances, if any, relating in any way to any Owned Real Property and required to be provided by the Epic Companies by any applicable Governmental Authority or pursuant to any Entitlements have been posted and are being maintained in accordance with the requirements of such applicable Governmental Authority or Entitlements and no claim has been made thereunder or thereto. No Epic Company is obligated to pay or is otherwise subject to any monetary charges, assessments or fees imposed by any Governmental Authority in connection with receipt by Epic Companies of the Entitlements or otherwise relating to the development or improvement of any Owned Real Property, other than such amounts as are normal and customary. The Epic Companies do not have any outstanding development or improvement obligations with respect to any Owned Real Property except in the ordinary course of business or as is set forth in the Contracts pursuant to which the applicable Owned Real Property was purchased or under Contracts pursuant to which houses will be constructed or sold. Schedule 4.14(e) sets forth a list of all outstanding surety and performance bonds not released with respect to any Epic Company community or development.

(f)     No Epic Company has made any oral or, except for the Entitlements, written commitments or representations to, or understandings or Contracts with, any Person or any adjoining property owner that would interfere with the Epic Companies’ ability to construct homes on the Owned Real Property that the Epic Companies intend to use for homebuilding in accordance with the Entitlements. Other than in connection with its sales of homes to buyers in the ordinary course of business, no Epic Company has assigned to any Person any of its development or other rights with respect to the Owned Real Property.

(g)     No Epic Company has received any notice from its insurance carriers of any defects or inadequacies in any of the Owned Real Property, which would adversely affect the insurability of any Owned Real Property or the cost of any such insurance. There are no pending insurance claims with respect to any portion of any such Owned Real Property.

4.15     Intellectual Property. Schedule 4.15 sets forth a description of the material Intellectual Property which the Epic Companies have rights to use in the conduct of its Business. The conduct of the Epic Companies’ business and the use and exploitation of the Intellectual Property do not infringe or misappropriate any rights held or asserted by any person, and, to the Knowledge of Sellers, no person is infringing on the Intellectual Property. No payments are required for the continued use of the Intellectual Property. None of the Intellectual Property has been declared invalid or unenforceable by any Governmental Authority, or is the subject of any pending or threatened Action for opposition, cancellation, declaration, infringement, invalidity, unenforceability, or misappropriation or similar Action. Except as set forth on Schedule 4.15 all house plans used by the Epic Companies are owned outright by the Epic Companies or are licensed to the Epic Companies and will continue in full force in effect upon the Closing.

4.16     Taxes.

(a)     For income tax purposes CDP Holdings LLC is and has been disregarded from Christina D. Presley. Other than as set forth on Schedule 4.16(a) each Epic Company (and each of its predecessors) (i) has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362, and state law counterparts thereof, and (ii) will be a validly electing S corporation up to the termination of such status as a result of the consummation of the transactions contemplated by this Agreement. No Epic Company or Seller has received any notice, or otherwise become aware, of any Action by any taxing authority or otherwise, that would call into question, disallow, jeopardize, or terminate (inadvertently or otherwise) an Epic Company’ election to be, or status as, an S corporation. Each Seller is the type which is permissible to own stock in an S corporation, as contemplated in Code Section 1361(b). A §338(h)(10) Election is able to be properly made with respect to each Epic Company in connection with the closing of the transactions contemplated in this Agreement. No Epic Company has, in the past six years, (1) acquired assets from another corporation in a transaction in which the Epic Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (2) acquired the stock of any corporation that is a qualified subchapter S subsidiary. No Epic Company owns an equity interest in any Person, including but not limited to any Person that is a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B).

(b)     There are no Encumbrances, other than Permitted Encumbrances, for Taxes upon any assets of any Epic Company; no such Encumbrance is pending or, to the Knowledge of Sellers, threatened; and, to the Knowledge of Sellers, there is no reasonable basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any such Encumbrance. None of the assets of any Epic Company is, or is required to be, treated for Tax purposes as being owned by any other Person.

(c)     Except for filings, the due dates of which are after the Closing Date, (i) all Tax Returns required to be filed by, or with respect to, each Epic Company have been properly completed and timely filed (including after taking into account timely filed extensions), and (ii) all such Tax Returns are true, correct, and complete in all material respects and were prepared in compliance with all applicable Laws. All Taxes due, owing or payable by, with respect to, or attributable to each Epic Company (whether or not shown on any Tax Return) for any period preceding the Closing Date have been timely paid. No claim has ever been made by an authority in a jurisdiction where an Epic Company (or Seller or ultimate beneficial owner of an Epic Company) does not file Tax Returns that such Epic Company (or Person) is or may be subject to taxation in that jurisdiction or by that authority.

(d)     No material deficiencies for Taxes have been asserted or assessed by any Governmental Authority in writing against any Epic Company that has not been fully satisfied by payment, settled in full, or fully withdrawn, and there is no pending Action with respect to Taxes of any Epic Company. No Epic Company or Seller has received any notice of deficiency or proposed adjustment or assessment for any amount of Tax, and, to the Knowledge of Seller, no reasonable basis exists for any adjustment, assessment or deficiency. To the Knowledge of Sellers, no Epic Company or employee of any Epic Company reasonably expects any authority to assess any additional Tax for any period prior to the Closing with respect to any Epic Company.

(e)     There is no Tax-related Action concerning or respecting any Epic Company; and no Epic Company or Seller has been notified in writing of any intent of any Governmental Authority to commence any such Action. Schedule 4.16(e) lists all federal, state, local, and non-U.S. income Tax Returns filed with respect to the Epic Companies that have been subject to an Action, and indicates those Tax Returns that currently are the subject of an Action. Sellers have delivered to Buyer correct and complete copies of all income Tax Returns and other material Tax Returns for at least the 2015-2019 Tax years, examination reports, and statements of deficiencies assessed against or agreed to by, or with respect to, each Epic Company. To the Knowledge of Sellers, no issue previously raised by any taxing authority reasonably could be expected to result in a proposed deficiency, assessment or other claim for any Taxes, and to the Knowledge of Seller no assessment by any taxing authority for any Taxes for any period for which Tax Returns have been filed is expected.

(f)     Each Epic Company has not consummated or participated in, is not consummating or currently participating in, and has not been a party and is not a party, in or to any listed transactions or reportable transactions within the meaning of Treasury Regulations Section 1.6011-4(b) or 6707A(c)(1) or any transaction that is substantially similar to any of those transactions, or any “tax shelter” transaction as defined in Sections 6011, 6012, 6111, or 6662 of the Code or the Treasury Regulations promulgated thereunder.

(g)     No Epic Company is currently the beneficiary of any extension of time within which to file Tax Returns, and there has been no waiver of any statute of limitations in respect of Taxes or agreement to any extension of time with respect to a Tax assessment or deficiency, in each instance respecting or relating to any Epic Company. Other than as set forth on Schedule 4.16(g), no Epic Company has any power of attorney currently in force with respect to any Epic Company-related Tax matters. No Epic Company is the beneficiary of any Tax exemption or Tax holiday.

(h)     Each Epic Company has timely complied with all requirements relating to the withholding of Taxes (including withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, 6041, 6049, and any state laws), and has within the times and in the manner prescribed by law timely paid over such amounts to the proper taxing authorities in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or third party, and all Forms W-2, 1099 and 941 (and state law counterparts thereof) required with respect thereto have been properly completed and timely filed.

(i)     Other than with respect to the PPP Loan, if applicable, no Epic Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any (i) change in method of accounting for a period (or portion thereof) ending on or prior to the Closing Date, (ii) closing agreement or offer in compromise with any Governmental Authority entered into on or prior to the Closing Date, (iii) installment sale or open transaction made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) intercompany or intracompany transaction occurring on or prior to the Closing Date, or (vi) election made pursuant to the Code or Treasury Regulations.

(j)     There are no Tax rulings specifically applicable to any Epic Company which would impact, following the Closing, any Epic Company or, directly or indirectly, Buyer. No Epic Company is party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

(k)     No Epic Company is a party to any Contract or plan that (i) has resulted or, after the Closing, would result, separately or in the aggregate, in connection with this Agreement or any change of control of any Epic Company, in the payment of any “excess parachute payments” within the meaning of Code Section 280G or (ii) could obligate such Epic Company (either before or after the Closing) to make any payments that will not be fully deductible (including after taking into consideration Code Section 162(m)).

(l)     Each Epic Company (and, to the extent related to any Epic Company, each Seller) has disclosed on each Tax Return filed by such Person all positions taken thereon that could give rise to a substantial understatement of federal income Taxes within the meaning of Code Section 6662 or 6662A or any similar provisions of any other Tax law.

(m)     All Taxes payable by, with respect to, or attributable to each Epic Company which are not yet due and payable, including but not limited to any Tax arising out of the transactions contemplated by this Agreement (whether or not a Tax Return is due by the Closing Date) have been paid, properly accrued or otherwise adequately reserved on the Financial Statements, including but not limited to the Interim Financial Statement, and will be accrued on the books and records of the Epic Companies through the Closing Date with statements thereof made available to Buyer on the Closing Date.

(n)     Each Epic Company has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which it otherwise would have been obligated to collect or withhold Taxes.

(o)     No Seller, and no Epic Company, is a foreign person within the meaning of Code Section 1445.

(p)     No Epic Company has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361. No Epic Company was acquired in a qualified stock purchase under Code §338(d)(3) and no elections under Code §338(g), protective carryover basis elections, or offset prohibition elections are applicable to any Epic Company.

(q)     No Epic Company (i) is now, or has never been, a member of an affiliated, combined, consolidated, unitary or aggregate group filing a consolidated federal income Tax Return, (ii) has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise, or (iii) is a party to, or bound by, any Tax allocation, indemnity, sharing or similar agreement or arrangement.

(r)     No Epic Company has any elections in effect under Code Sections 108, 441, 472, 1017, or 1033 (or any similar or other provision of state, local or foreign Tax law).

(s)     No Epic Company has been at any time a member of a limited liability company, partner of a partnership, shareholder of a corporation, participant in a joint venture or other arrangement that would likely be treated as a partnership, holder of a beneficial interest in any trust, of holder of any stock or securities in any Person for which the statute of limitations for any Tax respecting such investment or such Person has not expired.

(t)     No income under any arrangement or understanding to which an Epic Company is a party will be attributed to any Epic Company which is not represented by income to which such Epic Company is legally entitled.

(u)     The organization chart set forth on Schedule 4.16(u) accurately depicts the federal income tax treatment and ownership of the entities identified thereon.

4.17     Environmental Matters.

(a)     Each Epic Company is and has been in compliance with all applicable Environmental Laws, and neither Sellers nor the Epic Companies have received, nor is there any basis for, any communication or complaint from a Governmental Authority or other Person alleging that any Epic Company has any liability under any Environmental Law or is not in compliance with any Environmental Law.

(b)     Each Epic Company holds all Environmental Permits, if any, required to be held by that Each Epic Company, and is and has been in compliance therewith. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law applicable to any Epic Company or Environmental Permit of any Epic Company or (ii) subject any Environmental Permit of the Epic Companies to suspension, cancellation, modification, revocation or nonrenewal.

(c)     Seller has provided to Buyer all “Phase I,” “Phase II” or other environmental assessment reports in its possession: (i) addressing locations currently owned, operated, or leased; or (ii) covering Real Property under Contract to purchase by the Epic Companies; or (iii) covering Real Property at which the Epic Companies actually, potentially or allegedly may have liability under any Environmental Law.

4.18     Material Contracts.

(a)     The following Contracts to which any Epic Company is party constitute all the Contracts that are material to the Epic Companies’ business, operations and prospects (collectively, the “Material Contracts”):

(i)     Real Property purchase, sale or option Contracts.

(ii)     Real property sale Contracts for sales of completed homes or homes under construction to individual homebuyers in the ordinary course of business.

(iii)     Performance or other bonds.

(iv)     Broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contracts, in each case that involve consideration or payments in excess of $25,000.

(v)     Contracts relating to or evidencing indebtedness of the Epic Companies, including mortgages, other grants of security interests, guarantees or notes.

(vi)     Contracts under which any Epic Companies are directly or indirectly guaranteeing or directly or indirectly assuming debt or other obligations of any Person.

(vii)     Contracts to which any Epic Companies are currently providing funds to, making an advance, making any loan or extension of credit, capital contribution or other investment in, or assuming any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements.

(viii)     Contracts with any Governmental Authority, including development agreements.

(ix)     Contracts with any related party other than CDP Holdings’ Organizational Documents;

(x)     Employment or consulting Contracts.

(xi)     Contracts that limit, or purport to limit, the ability of any Epic Company to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of any Epic Company to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights.

(xii)     Contracts pursuant to which any Epic Company is the lessee or lessor, or sublessee or sublessor, of or holds, uses, or makes available for use to any Person, (A) any Real Property or (B) any tangible personal property and, in the case of (B), that involve an aggregate future or potential liability or receivable, as the case may be, in excess of $50,000.

(xiii)     Contracts for the sale or purchase of any tangible personal property in an amount in excess of $50,000.

(xiv)     Except for Contracts described in Section 4.18(a)(viii), Contracts providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of any Seller or any predecessor Person.

(xv)     Contracts for the future purchase of labor, materials, supplies or equipment for the construction of homes (A) with a future Liability in excess of $50,000, or (B) which obligates Sellers to use the services of the supplier or subcontractor of such labor, materials, supplies or equipment for future projects that have not yet been bid.

(xvi)     Management, consulting, financial advisory or other similar Contracts with Liability in excess of $50,000 (other than Contracts for architectural, geotechnical, land planners, design and engineering and other similar services, in each case relating to a single project).

(xvii)     Contracts for architectural, geotechnical, and engineering relating to the Epic Homebuilding Business.

(xviii)     Contracts relating in whole or in part to any Intellectual Property other than licenses to off-the-shelf software.

(xix)     Joint venture or partnership, merger, asset or stock purchase or divestiture Contracts relating to Sellers.

(xx)     Tax sharing or tax allocation agreements.

(xxi)     Contracts with any labor union or providing for benefits under any Benefit Plan.

(xxii)     Contracts relating to settlement of any administrative or judicial Actions within the past five years or that still impact, restrict or otherwise limit the Epic Companies in any material respect.

(xxiii)     Other Contracts that are material to the business, operations, assets, financial condition, results of operations or prospects of the Epic Companies.

(b)     Schedule 4.18(a) lists each of the Material Contracts under Section 4.18(a) (i), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiv), (xv), (xvi), (xvii), (xviii), (xix), (xx), (xxi),

(xxii), and (xxiii) and indicates pursuant to which subsection of Section 4.18(a) such Material Contract relates.

(c)     Enforceability of Contracts. Each Material Contract is a legal, valid, binding and enforceable agreement in accordance with its respective terms, except for the Enforceability Exceptions, and is in full force and effect. None of the Epic Companies or, to the Knowledge of Sellers, any other party thereto is in breach or (with or without notice or lapse of time or both) default under, any Material Contract, nor has any Epic Company received any claim of any such breach or default. Sellers have made available to Buyer true and complete copies of all Material Contracts, including any amendments thereto.

(d)     Form Contracts. Sellers have provided Buyer with true, complete and accurate copies of the standard form home sales contracts and master subcontractor contracts currently used by the Epic Companies. Such standard form contracts are generally used by Sellers in the ordinary course of business to sell homes and secure subcontractor services. All recorded home sales related to homes under contract or closed during 2021 have an executed home sale contract using the standard form home sales contract, in certain cases with amendments or addendums, and Sellers have provided Buyer with true, complete and accurate copies of any such contracts.

4.19     Insurance. Schedule 4.19 sets forth (i) a list of all general liability insurance policies that provide coverage or did provide coverage to the Epic Companies for the last 5 years; and (ii) a true and complete list of all other current liability (including errors and omissions and directors and officers insurance), property, builder’s risk, worker’s compensation, and all other types of insurance that insure the Epic Companies (collectively, the “Insurance Policies”). Sellers have provided Buyer with true, accurate and complete copies of each Insurance Policy. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid, but remain subject to a premium financing obligation. No notice of cancellation, termination or reduction of coverage has been received with respect to any such policy.

4.20     Warranties. Sellers have delivered to Buyer complete and accurate copies of all written warranties and guaranties by the Epic Companies currently in effect with respect to its respective products. There have not been any material deviations from such warranties and guaranties, and neither the Epic Companies nor any of their respective salespersons, employees or agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties. Neither the Epic Companies nor, to the Knowledge of Sellers, any of their respective salespersons, employees and agents has made any oral warranty or guaranty with respect to the products of the Epic Companies. The reserve for warranty costs included in the Balance Sheet and the Interim Financial Statements sets forth in the reasonable judgment of management of the Epic Companies of the estimate of the aggregate Liability of the Epic Companies in respect of warranty obligations.

4.21     No Brokers. No Seller or Epic Company has incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

4.22     PPP Loan. The application submitted by The Orchard Group, and all representations and certifications made by The Orchard Group or Sellers to lenders or any Governmental Authority, in connection with the PPP Loan were accurate, true and correct in all respects when made and did not contain any inaccuracies or omissions. The Orchard Group complied with all applicable Laws and were permitted by applicable Law to apply for, receive, and use the proceeds of the PPP Loan. The Orchard Group used the proceeds of the PPP Loan solely for the allowable uses set forth in the Paycheck Protection Program under the CARES Act and solely for the purposes permitted under the loan forgiveness guidelines issued by the Small Business Administration (the “SBA”), and The Orchard Group has not taken any action which to the Knowledge of Seller would preclude, or failed to take such action as is required for, the full forgiveness of the PPP Loan, including any failure to properly maintain appropriate documentations and records in connection therewith. In the event the PPP Loan is forgiven, such forgiveness will to the Knowledge of Sellers, comply with the applicable Law in all respects. Without limiting the generality of the forgoing, in accordance with the SBA guidelines, prior to the Closing, Sellers and the Epic Companies have:

(a)     Notified the PPP Lender in writing of the transactions contemplated by this Agreement and provided the PPP Lender with a copy of this Agreement and the other documents that would effectuate the transactions contemplated by this Agreement;

(b)     Procured the PPP Lender’s written approval of the change of control and transactions contemplated by this Agreement (a copy of which has been provided to Buyer);

(c)     Completed a forgiveness application reflecting the Epic Companies’ use of all PPP Loan proceeds, and submitted the application, along with all required supporting documentation, to the PPP Lender, and a true and correct and complete copy of such application and supporting materials has been provided to Buyer; and

(d)     Established an interest-bearing PPP Blocked Account controlled by the PPP Lender. Schedule 4.22(d) sets forth the outstanding balance of the PPP Loan as of the Closing and the PPP Escrow Amount to be deposited by Buyer with the PPP Lender equal the amount of outstanding PPP Indebtedness under the PPP Loan as of the Closing.

4.23     Disclosure. None of the representations or warranties of Sellers in this Agreement and none of the information contained in any schedule delivered pursuant hereto contains any untrue statement of a material fact necessary to make the statements herein not misleading.

ARTICLE 5

Covenants And Other Agreements

5.1     Conduct of Business Prior to the Closing. Between the Signing Date and the Closing Date or the earlier termination of this Agreement (the “Interim Period”), unless Buyer otherwise agrees in writing, Epic Homebuilding Business will be conducted only in the ordinary course of business consistent with past practice, and Sellers will use commercially reasonable efforts to (i) preserve substantially intact the business organization and assets of the Epic Companies, (ii) keep available the services of the current officers, employees and consultants of the Epic Companies and (iii) preserve the current relationships of the Epic Companies with customers, suppliers and other persons with which the Epic Companies have significant business relations.

5.2     Access to Information. During the Interim Period Sellers will and will cause the Epic Companies to, upon not less than 48 hours prior written notice, afford Buyer and Buyer’s Representatives access at mutually agreeable reasonable times to the Epic Companies’ facilities, properties (including Owned Real Property) and officers for investigations, inspections and meetings (including environmental studies) during normal business hours (or at such other times as are approved by Presley or her designee). Buyer will not contact any of Sellers’ or the Epic Companies’ bankers, land purchase agreement counterparties, suppliers, customers, employees or Governmental Authorities with respect to the Epic Companies or the proposed transaction without the prior written consent of and coordination with Presley or her designee.

5.3     Notification of Certain Matters. Sellers will:

(a)     Confer on a regular basis with representatives of Buyer and report operational matters and the general status of the Epic Companies’ business and ongoing operations.

(b)     Notify Buyer of any material adverse change in the normal course of the Epic Companies’ business or assets and of any Governmental Authority or third party Actions that affect the Epic Companies or the Epic Companies’ assets or business or the consummations of the transactions contemplated by this Agreement (or communications indicating that the same may be contemplated).

(c)     Promptly notify Buyer in writing of (i) the occurrence or non-occurrence of any change, condition or event, which would render any representation or warranty of Sellers in this Agreement untrue or inaccurate.

5.4     Disclosure Schedule Supplements. Prior to the Closing, Sellers may supplement the information in the schedules to Article 4 with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the Signing Date, would have been required to be set forth in the Disclosure Schedules or that is necessary to correct any information in the Schedules to Article 4 or in any representation or warranty of Sellers rendered inaccurate thereby promptly following discovery thereof (each, a “Disclosure Schedule Supplement”). Any disclosure in a Disclosure Schedule Supplement will not be deemed to have cured any inaccuracy in or breach of any representation or warranty in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.2 have been satisfied.

5.5     Required Actions. Each Party will use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to obtain from Governmental Authorities and other Persons all Permits and estoppel certificates necessary for the consummation of the transactions contemplated by this Agreement. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including obtaining Permits from Governmental Authorities necessary to operate the Epic Homebuilding Business, each Party will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request.

Sellers will cause the Epic Companies to take such appropriate action to terminate the Epic Retirement Plan as of the day immediately preceding the Closing Date.

Following the Closing, Buyer will provide the Sellers reasonable access to the Financial Books and Records of the Epic Companies in connection with any of the agreements or matters contemplated hereby, including without limitation Article 6.

5.6     Confidentiality. Except as otherwise required by Law, each of the Parties will, and will cause their respective Representatives to, hold in confidence all documents and information furnished to that Party by or on behalf of any other Party in connection with the transactions contemplated hereby pursuant to the terms of the letter agreement dated January 29, 2021 between Buyer, Presley and the Epic Companies (the “Confidentiality Agreement”), which will continue in full force and effect until the Closing Date. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreements will nonetheless continue in full force and effect in accordance with its terms.

5.7     Public Announcements. During the Interim Period the Parties will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the Parties will issue any press release or make any public statement prior to obtaining the other Parties’ written approval, which approval may be withheld in the reasonable discretion of the Parties, except that no such approval is necessary to the extent disclosure is required by Law.

5.8     PPP Loan.

(a)     The PPP Loan will not be paid off at Closing and will remain outstanding until it is either forgiven in accordance with the provisions of the CARES Act and/or paid in full after Closing pursuant to this Section 5.8.

(b)     Prior to and after Closing, Buyer and the Epic Companies, on the one hand, and Sellers’ Representative, on the other hand, will reasonably cooperate in good faith with respect to all communications and proceedings with the PPP Lender and the SBA regarding the PPP Loan and Epic Companies’ loan forgiveness application, including the SBA’s and PPP Lender’s review of the PPP Loan application and the certifications made in connection therewith; the Epic Companies’ eligibility to participate in the Paycheck Protection Program under the CARES Act, together with any regulations and guidance promulgated thereunder; the amounts borrowed under the PPP Loan; the use of the PPP Loan proceeds; and the forgiveness of any PPP Loan proceeds.  Such cooperation and assistance will include, without limitation, (i) the retention of any documentation related to the PPP Loan for at least six years after the date the PPP Loan is forgiven or repaid in full, (ii) the delivery of any such documentation, upon request, and (iii) the cooperation and assistance with responses to the SBA’s and the PPP Lender’s questions and document requests in connection with the PPP Loan.  The Epic Companies will engage in good faith efforts to obtain forgiveness of all principal and interest owed to the PPP Lender under the PPP Loan, if and to the extent that such forgiveness is permitted by the CARES Act.

(c)     If any amount of the principal or interest owed to the PPP Lender under the PPP Loan is not forgiven (the “Unforgiven Amount”) after the Epic Companies have made commercially reasonable efforts permitted by the CARES Act to obtain forgiveness of the PPP Loan in accordance with the CARES Act, then (i) Buyer and, to the extent necessary, Sellers’ Representative, will cause to be released to the PPP Lender from the Epic Companies PPP blocked account with the PPP Lender (the “PPP Blocked Account”) an amount of cash equal to the Unforgiven Amount and (ii) any remaining amount deposited in the PPP Blocked Account will be released to the Epic Companies; provided that if the remaining amount deposited in the PPP Blocked Account is insufficient to cover the Unforgiven Amount (the remaining outstanding amount, the “PPP Shortfall”), then Buyer may withhold from the Holdback Amount an amount equal to the PPP Shortfall, and Buyer will pay the PPP Shortfall to the PPP Lender to satisfy and discharge the PPP Loan. If the remaining portion of the Holdback Amount is for any reason insufficient to pay the PPP Shortfall, Buyer will be entitled to indemnification for such insufficient amount pursuant to Section 8.2(e).

(d)     If all principal and interest owed to the PPP Lender under the PPP Loan is forgiven in its entirety, then the entire amount deposited in the PPP Blocked Account will be released to the Epic Companies within 72 hours of the Epic Companies providing Buyer written notice of loan forgiveness.

(e)     Any amount deposited in the PPP Blocked Account remaining following forgiveness of the PPP Loan and/or payment of the Unforgiven Amount in accordance with this Section 5.8 will be promptly released to the Epic Companies within 72 hours of the Epic Companies providing Buyer written notice of loan forgiveness.

(f)     With respect to any remaining amount deposited in the PPP Blocked Account that is released to Buyer / the Epic Companies under Section 5.8(c)(ii), such amount shall be used to pay bonuses to employees of the Epic Companies and Presley may, in her sole discretion, designate bonuses to be paid to employees of the Epic Companies employed on the Closing Date and that remain employed by the Epic Companies, or Buyer or Buyer’s Affiliates, on the date the PPP Loan forgiveness is finally determined. The aggregate amount of any bonuses to be paid, including the employer’s share of payroll and similar taxes, shall not exceed the amount of such remaining amount that is released to Buyer / the Epic Companies. Presley may recommend the specific individuals and specific amounts to be paid to such employees, which at her discretion may include Presley herself. Presley agrees to consult with Buyer about such determinations and consider in good faith any recommendations or requests from Buyer concerning the bonuses.

5.9     Sellers’ Representative. Sellers will at all times maintain a Sellers’ Representative for purposes of taking certain actions and giving certain consents on behalf of Sellers as specified herein. Each Seller hereby appoints Presley as the Sellers’ Representative. Sellers may select a replacement to be the Sellers’ Representative appointed to written notice to Buyer. The actions, consents and representations by Sellers’ Representative on behalf of Sellers pursuant hereto are binding upon Sellers.

ARTICLE 6

Tax Matters

6.1     Tax Indemnification.

(a)     Sellers will, jointly and severally, indemnify and hold harmless the Buyer Indemnitees from and against, without duplication, all Losses incurred by it or them directly and indirectly with respect to, in connection with, or arising from, or attributable to any and all:

(i)     Taxes (or the non-payment thereof) of Sellers and each Epic Company, and Taxes for which each Seller and each Epic Company are liable, in each instance for all Pre-Closing Tax Periods, and the portion of any Straddle Period (determined below) which portion ends on the Closing Date, including any Taxes arising as a result of the transactions contemplated in this Agreement;

(ii)     breaches of any representation, warranty, or covenant relating to or with respect to Taxes which includes but is not limited to the provisions set forth in Section 4.16 and this Article 6;

(iii)     Taxes (or the non-payment thereof) of any Person (other than the Epic Companies) imposed on any Seller or any Epic Company as a transferee or successor by contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date;

(iv)     Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Epic Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treas. Reg. §1.1502-6 or any analogous or similar state, local or foreign law or regulation;

(v)     reductions of Tax assets, attributes, or benefits of any Epic Company as a result of any action or inaction involving any Seller or, prior to the Closing, any Epic Company; and

(vi)     (1) any Taxes (including but not limited to those arising under Code §1374) resulting from a §338(h)(10) Election; and (2) any Taxes (e.g., any reduction of Tax asset, attribution, or benefit) if a §338(h)(10) Election is unable to be made for or with respect to any Epic Company in connection with the transactions contemplated in this Agreement.

Notwithstanding anything in this Agreement to the contrary, the amount of any indemnification payment made pursuant to this Agreement will be increased such that after the payee of such payment pays or is subject to tax on or respecting the total amount of the indemnification payment, the amount of the indemnification payment remaining after the payment or withholding of such tax is equal to the amount of the Losses for which the indemnification payment is made.

6.2     Timing and Treatment of Payments. Payments by any Seller of any amounts due under this Article 6 will be made upon reasonable request by Buyer. Any indemnification payments made under this Article 6 will be treated by the Parties on their Tax Returns, and for all Tax purposes, as an adjustment to the Purchase Price.

6.3     Straddle Period. Whenever it is necessary to determine the amount of Taxes (or the non-payment thereof) of any Epic Company for a Straddle Period, the determination of Taxes for the portion of the Straddle Period (1) beginning prior to the Closing Date and ending on or before the Closing Date, and (2) beginning the day after the Closing Date, will be determined:

(a)     in the case of Taxes that are either (i) based upon or related to income, receipts, sales, use, payroll, or similar matters, (ii) imposed in connection with any distribution, sale or other transfer or assignment of property, or (iii) imposed in connection with any other transaction or deemed transaction, by assuming that the applicable Epic Company had a taxable year or period which ended at the end of the Closing Date and there was a closing of the books of such Epic Company as of such date, except that exemptions, allowances or deductions that are calculated on an annual basis (e.g., depreciation deductions), shall be apportioned on a time basis as contemplated in subsection (b) below; and

(b)     in the case of Taxes not described in subsection (a) that are imposed on a periodic basis and measured by the level of any item, shall be deemed to be the amount of such Taxes (including any minimum) for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period determined in subsection (a) above and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this subsection shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to effect the foregoing allocations will be made in a manner reasonably determined by Buyer. The Parties will, to the extent permitted by applicable Law, elect to close, as of the end of the Closing Date, any taxable period of each Epic Company that would otherwise be a Straddle Period. Any exemption or credit that is calculated on an annual basis shall be allocated to the portion of the Straddle Period in the same manner as that set forth in this subsection (b).

(c)     For the avoidance of doubt, any Taxes (including but not limited to those arising under Code §1374) resulting from a §338(h)(10) Election will be treated as arising during the Pre-Closing Tax Period and the responsibility of Sellers; and neither Buyer nor any Epic Company will be directly or indirectly liable for any such Tax.

6.4     Tax Returns.

(a)     To the extent an Epic Company is an S corporation until the closing of the transactions contemplated in this Agreement, Sellers will prepare and timely file all income Tax Returns (“Pre-Closing Income Tax Returns”) of each such Epic Company for all taxable periods ending on or before the closing of such transactions, and the Pre-Closing Income Tax Return for each Epic Company’s 2021 tax year will be filed as, and constitute, a final S corporation federal and state income Tax Return for the short-period commencing January 1, 2021 and ending on the Closing Date. Each Pre-Closing Income Tax Return shall be prepared in a manner consistent with such Epic Company’s historic practice. Sellers will provide Buyer with a copy of each Pre-Closing Income Tax Return at least 30 days prior to the due date and filing of such Tax Return for Buyer’s review and comment, and Seller will accept and incorporate any reasonable comments of Buyer into such Tax Return prior to such Tax Return being filed. All Tax Returns for each Epic Company, other than Pre-Closing Income Tax Returns, will be prepared and filed by Buyer.

(b)     Sellers will not (directly or indirectly), without the prior written consent of Buyer, (i) make, change, or rescind any Tax election, (ii), other than as contemplated in Section 6.4(a), file, amend, or refile any Tax Return for any Epic Company, or (iii) take any position in any Tax Return, take any action, omit to take any action, or enter into any transaction, in each instance, that would have the effect of increasing the Taxes or Tax liability of Buyer (or, after the Closing, any Epic Company), or reduce the Tax assets, attributes, or benefits of Buyer (or, after the Closing, any Epic Company), in each instance when compared to the Taxes and Tax assets, attributes, and benefits that Buyer reasonably anticipates following the closing of the transactions contemplated in this Agreement, including the making of a §338(h)(10) Election respecting the acquisitions contemplated in this Agreement (as more fully addressed in Section 6.9). Buyer (and, after the Closing, each Epic Company) will have no Liability for any Tax resulting from any action of any Seller (or, prior to the Closing, any Epic Company), and Sellers agree to indemnify and hold harmless Buyer (and, after the Closing Date, each Epic Company) against any such Tax or reduction of any Tax asset, attribute, or benefit as contemplated in this Section 6.4. In addition, Sellers’ Representative will consider in good faith any request by Buyer to amend or extend the statute of limitations with respect to any Tax Returns of any Epic Company relating to a Pre-Closing Tax Period if Buyer believes it would be reasonable or prudent to so amend or extend. Sellers will not, without the prior written consent of Buyer, amend, or cause any Epic Company to amend, any Tax Return of any Epic Company relating to a Pre-Closing Tax Period or Straddle Period, or take any action that would have the effect of extending the statute of limitations with respect to any Tax Returns of any Epic Company relating to a Pre-Closing Tax Period or Straddle Period.

6.5     Tax Audits, Claims and Contests.

(a)     If notice of any Action with respect to Taxes of the Company (a “Tax Claim”) is received by any Party (the “Notified Party”) for which another Party may reasonably be expected to be liable pursuant to this Agreement then the Notified Party will promptly notify such other Party in writing of such Tax Claim; provided that the failure of the

Notified Party to give the other party such prompt notice as provided herein shall not relieve such party of its obligations under this Section 6.5 or otherwise except to the extent that the other Party is materially prejudiced thereby.

(b)     With respect to a Tax Claim relating to a Pre-Closing Income Tax Return (defined above), Sellers’ Representative will control such Tax Claim, provided that if such Tax Claim, or the resolution thereof, could reasonably be expected to impact Buyer or any Epic Company after the Closing, then Sellers’s Representative will (i) reasonably, diligently and actively pursue the defense or settlement of such Tax Claim, (ii) permit Buyer to participate at its expense in all aspects of such Tax Claim, (iii) keep Buyer fully informed regarding the status and progress of such Tax Claim, (iv) provide to Buyer any written communications with any Tax Authority to the extent related to such Tax Claim, (v) not settle such claim without the prior written consent of Buyer, which consent may not be unreasonably withheld, conditioned, or delayed, and (vi) attest in writing to Buyer that Sellers are obligated to indemnify Buyer (and, after the Closing, each Epic Company) for all Losses resulting from such Tax Claim. If Sellers’ Representative does not assume the defense of any such Tax Claim, then Buyer may defend the same in such manner as it may deem appropriate. Buyer shall control all other Tax Claims and the settlement and resolution thereof.

6.6     Cooperation on Tax Matters. Buyer, each Epic Company, and Sellers will cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon any other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, each Epic Company, and Sellers will retain all books and records with respect to Tax matters pertinent to each Epic Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by any Party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and Sellers’ Representative will give Buyer reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if Buyer so requests, will allow Buyer to take possession of such books and records. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, in no event will Sellers’ Representative or any Seller be entitled to review or otherwise have access to any Tax Return, or information related thereto, of any Epic Company for any period commencing after the Closing Date, or of Buyer for any period.

6.7     Transfer and Similar Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, together with all conveyance fees, recording charges and other fees and charges, and including any penalties and interest thereon (collectively the “Transfer Taxes”), whether imposed on the Buyer, Sellers, or any Epic Company, incurred in connection with the consummation of the transactions contemplated by this Agreement will be paid by Sellers when due. To the extent customarily, or required to be, filed by Seller, Buyer, or an Epic Company then such Party will file, or cause to be filed, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, the other Parties will, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation. The Party preparing and filing such Tax Returns will permit the other Parties to review and comment on such Tax Returns prior to filing. All Taxes contemplated in this Section 6.7 will be treated as arising on or prior to the Closing Date, and in each instance during the Pre-Closing Tax Period.

6.8     Overlap. Notwithstanding anything to the contrary in this Agreement, the Tax indemnification obligations of Sellers are not subject to any threshold requirement relating to the amount to be reimbursed or any ceiling on the maximum amount subject to indemnification, and Buyer (and any Affiliate of Buyer) will not be treated as having assumed the risk of any Taxes by reason of the closing of the transaction or by reason of any knowledge that Buyer had or should have had about Sellers’ or any Epic Company’s Tax obligations, notwithstanding any other provision of this Agreement to the contrary.

6.9     Section 338(h)(10).

(a)     At Buyer’s option, Sellers and each Epic Company will join with Buyer in making a timely election pursuant to Code Section 338(h)(10) (such election together with any corresponding or similar election under state or local law, collectively referred to as a “§338(h)(10) Election”) with respect to the purchase and sale of each Epic Companies Membership Interests, in each instance as determined by Buyer. Sellers will pay any Tax attributable to the making of the §338(h)(10) Election and Sellers will indemnify Buyer and the Epic Companies against any adverse consequences arising out of any failure to pay any such Taxes. For the avoidance of doubt, any Taxes (including but not limited to those arising under Code §1374) resulting from a §338(h)(10) Election will be the responsibility of Sellers; and neither Buyer nor any Epic Company will be liable for any such Tax, and if, and to the extent that, any such Tax is paid by an Epic Company or Buyer, then Sellers will pay an amount to Buyer (or such Epic Company) so as to make Buyer and such Epic Company whole.

(b)     If a §338(h)(10) Election is made, then Buyer, Sellers, Sellers’ Representative and each applicable Epic Company will cooperate with Buyer with respect to the timely filing of any §338 Forms. In such a case, within 90 days following the Closing Date, Buyer will prepare IRS Form 8023 and submit the form to the applicable Seller for such Seller’s execution, which shall not be unreasonably conditioned, delayed, or withheld. Except as required by a final determination with any tax authority, the Parties will report, and will cause their respective Affiliates and Representatives to report, the transfers under this Agreement consistent with the §338(h)(10) Election and will not take, or cause to be taken, any action in connection with the filing of any Tax Return on behalf of the Parties or their Affiliates or otherwise that would be inconsistent with or prejudice the §338(h)(10) Elections, and will take all steps necessary to obtain comparable treatment, where applicable, for state income Tax purposes.

(c)     No later than 30 days after the determination the Purchase Price in accordance with Section 2.7, Buyer will provide Sellers’ Representative a schedule (the “Purchase Price Allocation Schedule”) setting forth Buyer’s proposed allocation of the Purchase

Price among each Epic Company’s assets as of the Closing (and covenants contemplated in this Agreement), grouped in a manner as contemplated in Code Sections 338 and 1060, and the Treasury Regulations promulgated under each. Sellers’ Representative shall review and either confirm agreement to the Purchase Price Allocation Schedule in writing, or otherwise provide a written response detailing any disagreement with the Purchase Price Allocation Schedule. Buyer, Sellers, and each Epic Company, shall work in good faith to achieve a mutually agreeable Purchase Price Allocation Schedule that conforms to the requirements set forth herein; provided, however that if such parties cannot so agree, then each party may file such party’s Tax Returns (including any §338 Form) in a manner as reasonably determined by such party. If the Parties agree, in writing as to the detail of the Purchase Price Allocation Schedule, Sellers, Buyer, and each Epic Company covenant to the other that (i) such Party shall not, absent mutual written agreement of the other, challenge or dispute the allocations set forth in the Purchase Price Allocation Schedule, (ii) such Party will file all Tax Returns in a manner consistent with the Purchase Price Allocation Schedule, and (iii) such Party will not take any position inconsistent therewith in any Tax Return, refund claim, litigation, or otherwise. If pursuant to this Agreement, the amount allocated to any asset or asset class is increased or decreased after the filing of any applicable §338 Form, then the Parties shall timely file a supplement to the applicable §338 Form in a manner consistent with this Agreement, Code §§338 and 1060, and the Treasury Regulations thereunder.

6.10     Survival. Notwithstanding anything to the contrary in this Agreement, the obligations of the Parties under this Article 6 are unconditional and absolute, are not limited, are not subject to a deductible, threshold, cap, or similar concept, and will remain in effect until 90 days after the expiration of all applicable statutes of limitation, and shall survive any death, corporate reorganization, dissolution, or liquidation of the Sellers, Buyer, or any Epic Company.

6.11     Retention of Records. The Parties will and will cause the Epic Companies and their respective Representatives to preserve all information, records or documents relating to liabilities for Taxes of the Epic Companies until six months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes, provided that no Party may dispose of any of the foregoing items without first offering such items to the other Parties.

ARTICLE 7

Conditions to Closing

7.1     Conditions to Obligation of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to their reasonable satisfaction or waiver of the following conditions:

(a)     Truthfulness of Representations and Warranties. The representations and warranties of Buyer in Article 3 must be true and correct in all respects (for representations and warranties qualified by materiality or Material Adverse Effect) or in all material respects (for representations and warranties not qualified by materiality or Material Adverse Effect) as of the Closing Date (except representations and warranties that address matters as of a specified date, the accuracy of which will be determined as of that specified date).

(b)     Compliance. Buyer will in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing.

(c)     Presley Employment Agreement. Buyer having delivered to Presley an executed copy of the employment agreement between Buyer and Presley, substantially in the form of Exhibit A (the “Presley Employment Agreement”).

(d)     Presley Non-Competition Agreement. Buyer having delivered to Presley an executed copy of the non-competition agreement between Buyer and Presley, substantially in the form of Exhibit B (the “Presley Non-Competition Agreement”).

(e)     Tail Policy. Buyer shall procure a policy providing insurance coverage for the completed operations tail for home closings of the Epic Companies that closed prior to the Closing Date.

7.2     Conditions to Obligations of Buyer. Buyer’s obligations to consummate the transactions contemplated by this Agreement are subject to its reasonable satisfaction or waiver of the following conditions:

(a)     Truthfulness of Representations and Warranties. The representations and warranties of Sellers in Article 4 must be true and correct in all respects (for representations and warranties qualified by materiality or Material Adverse Effect) or in all material respects (for representations and warranties not qualified by materiality or Material Adverse Effect) as of the Closing Date (except representations and warranties that address matters as of a specified date, the accuracy of which will be determined as of that specified date).

(b)     Compliance. Sellers will in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Closing.

(c)     Approval by Buyer Board. The transactions contemplated by this Agreement must have been approved by Buyer’s board of directors.

(d)     Consents and Approvals. The Epic Companies will have obtained and delivered to Buyer all Consents set forth in Schedule 4.3.

(e)     Absence of Material Adverse Developments. Since the Signing Date no Material Adverse Effect has occurred or other events occurred that, individually or in the aggregate, with or without the lapse of time, result in a Material Adverse Effect.

(f)     No Damage or Destruction. During the Interim Period there has been no damage, destruction, or loss of or to any of the Epic Companies’ assets, whether or not covered by insurance, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

(g)     [Intentionally Omitted].

(h)     FIRPTA Certificate. Each Seller and each Epic Company has delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) certifying that such Person is not a foreign person within the meaning of Section 1445 of the Code.

(i)     Evidence of Title. (i) Buyer has received one or more Colorado standard forms of owner’s policies of title insurance for the Owned Real Property, in form and substance reasonably satisfactory to Buyer, together with the following endorsements to the extent commercially available in Colorado: non-imputation, reverter, tax parcel, tie-in, water rights and such other endorsements and affirmative coverages reasonably requested by Buyer as are usual and customary with respect to similar transactions in Colorado; and (ii) appropriate officers of the Epic Companies have executed and delivered on behalf of the Epic Companies to the title companies such reasonable affidavits, indemnification agreements and bonds, at Buyer’s expense, as may be necessary to cause the title companies to issue the endorsements and affirmative coverages reasonably requested by Buyer, including, without limitation, a non-imputation endorsement to the extent commercially available, with respect to the above referenced owner’s policies of title insurance.

(j)     Presley Employment Agreement. Presley having delivered to Buyer an executed copy of the Presley Employment Agreement.

(k)     Presley Non-Competition Agreement. Presley having delivered to Buyer an executed copy of the Presley Non-Competition Agreement.

(l)     Termination of Epic Retirement Plan. The Epic Companies shall have taken such actions and provided any required notices to terminate the Epic Retirement plan in each case in form reasonably acceptable to Buyer.

(m)     Other Closing Documents. Seller has delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE 8

Indemnification

8.1     Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein will survive the Closing and remain in full force and effect until the date that is 15 months from the Closing Date; provided, that the representations and warranties in (a) Sections 3.1 (Organization and Authority of Buyer), 3.3 (No Brokers), 4.1 (Organization and Authority of Sellers; Title to Membership Interests), 4.2 (Organization, Authority and Qualification of the Epic Companies), 4.4 (Capitalization), 4.16 (Taxes), and 4.21 (No Brokers) (the “Fundamental Representations”) will survive the Closing until 90 days following the expiration of the applicable statute of limitations. All covenants and agreements of the Parties herein (other than those in Article 6, which are subject to Article 6, and this Article 8, which will survive indefinitely) will survive the Closing for a period of 60 months or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period will not be barred by the expiration of the relevant representation or warranty and such claims will survive until finally resolved.

8.2     Indemnification By Sellers. Subject to the remainder of this Article 8, Sellers and, solely for purposes of this Article 8, Epic Homes at Leyden Rock, LLC, will, subject to the Basket and the Cap, jointly and severally indemnify and defend Buyer and Buyer’s Affiliates (including after Closing the Epic Companies) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and will hold each of them harmless from and against, and pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Sellers in this Agreement (other than in respect of 4.16 (Taxes), for which the sole remedy for any such inaccuracy in or breach thereof is pursuant to Article 6), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except representations and warranties that address matters as of a specified date, the breach of which will be determined as of that specified date);

(b)     any breach or non-fulfillment of any covenant, agreement or obligation of Seller under this Agreement (other than any breach or non-fulfillment of any covenant, agreement, undertaking or obligation in Article 6, for which the sole remedy for any such inaccuracy in or breach thereof is pursuant to Article 6) that is not cured within 15 days of Sellers’ receipt of written notice from Buyer detailing the nature of the breach, provided however, the cure period shall be extended for any curable breach that cannot be cured within such 15 day cure period, conditional upon Sellers’ making good faith effort to cure such breach;

(c)     any Excluded Liabilities;

(d)     any Transaction Expenses charged to the Epic Companies that were not paid on or before the Closing Date;

(e)     the existence of the PPP Loan (including without limitation any Losses of Buyer’s Tax credits) as of the Closing Date or any failure of Sellers or, prior to the Closing, the Epic Companies, to comply with the requirements of the CARES Act, the Small Business Act and other regulatory guidance applicable to the PPP Loan in applying for, calculating the permitted amount of, receiving and using the proceeds of the PPP Loan, and in applying for and receiving the forgiveness of the PPP Loan; and

(f)     Agreed liquidated damages arising from delays in the ability to obtain building permits for homes on lots within the Trails at Crowfoot community owned by Epic Trails (the “Trails Delay Liquidated Damages”).

(i)     The Trails Delay Liquidated Damages amount shall be calculated based on each month that each lot on the schedule shown on Exhibit C is delayed from starting construction as contemplated on Exhibit C as a result of Epic Trails inability to pull a building permit for such lot due to the Building Permit Condition not being satisfied (“Building Permit Delay”), and in such case, the Seller shall owe (i) $3,000 per delayed lot for each full calendar month such lot is delayed, and (ii) with respect to any delay over a partial calendar month, $100 per delayed lot for each calendar day during such partial calendar month (collectively, (the “Per Month Amount”).

(ii)     Notwithstanding Section 8.2(f)(i), for the first two months of a Building Permit Delay (the “Grace Period”) no Per Month Amounts shall be accrued by Buyer. If at any time during such Grace Period, the Building Permit Condition has been satisfied, no Trails Delay Liquidated Damages will be payable by Sellers. If at the end of such Grace Period the Building Permit Condition has not been satisfied, the Per Month Amounts for each delayed lot shall begin to accrue and be owed by Seller. The first payment of Per Month Amounts for delayed lots shall be paid by the tenth day of the fourth month following the initial existence of a Building Permit Delay and thereafter shall continue to be paid in accordance with Section 8.2(f)(i). For the avoidance of doubt, the Per Month Amount for all lots delayed during and after the Grace Period of a Building Permit Delay shall be calculated commencing with the beginning of the third month in accordance with Section 8.2(f)(i).

(iii)      The Per Month Amounts, if any, shall first be satisfied from the Trails Delay Additional Holdback Amount, next from any remaining Holdback Amount, and next payable in the same manner as any other indemnity obligation of Seller under Article 8. The parties hereto expressly agree and acknowledge that Buyer’s actual damages arising from Epic Trails’ inability to pull a building permit due to the Building Permit Condition not being satisfied would be extremely difficult or impracticable to ascertain, and that the Per Month Amounts represent the parties’ reasonable estimate of such damages. The parties also agree that the Per Month Amounts are a proper liquidated damages amount and not a penalty

In administering Pre-Closing Construction Claims, Buyer will use reasonable commercial efforts, generally consistent with the manner in which Buyer and its Affiliates have administered their own claims in the past, which includes out-of-pocket costs and expenses and in-house overhead allocation and in-house warranty costs, provided, however, Buyer will have no exposure to Sellers for the manner in which Buyer administers the Excluded Construction Claims. Pre-Closing Construction Claims that (i) exceed the warranty reserve reflected in the Final Closing Schedule and (ii) are not otherwise reimbursed under an applicable insurance policy will be indemnified by Sellers pursuant to Section 8.2(c).

8.3     Indemnification By Buyer. Subject to the remainder of this Article 8, Buyer will indemnify and defend each Seller and each of Seller’s Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and hold each of them harmless from and against, and pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Buyer in this Agreement as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except representations and warranties that address matters as of a specified date, the breach of which will be determined as of that specified date); or

(b)     any breach or non-fulfillment of any covenant, agreement or obligation of Buyer under this Agreement (other than any breach or non-fulfillment of any covenant, agreement, undertaking or obligation in Article 6, for which the sole remedy for any such inaccuracy in or breach thereof is pursuant to Article 6) that is not cured within 15 days of Buyer’s receipt of written notice from Seller detailing the nature of the breach, provided however, the cure period shall be extended for any curable breach that cannot be cured within such 15 day cure period, conditional upon Buyer’s making good faith effort to cure such breach.

(c)     any transaction expenses charged to Buyer that were not paid on or before the Closing Date.

(d)     any Losses incurred by Seller Indemnitees in their capacity as a former equity holder of the Epic Companies to the extent arising solely from the post-Closing operations of Buyer and the Epic Companies; provided that this indemnity shall not extend to any Losses arising from or in connection with willful misconduct, fraud or gross negligence perpetrated by any Seller Indemnitee.

8.4     Certain Limitations. The indemnification provided for in Sections 8.2 and 8.3 are subject to the following limitations:

(a)     Seller Indemnification Limits.

(i)     Basket. Sellers (and Epic Homes at Leyden Rock, LLC) will not be liable to the Buyer Indemnitees under Section 8.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds $50,000 (the “Basket”), in which event Sellers (and Epic Homes at Leyden Rock, LLC) will be required to pay or be liable for all such Losses in excess of the Basket.

(ii)     Cap. The aggregate amount of all Losses for which Sellers may be liable pursuant to Section 8.2(a) will not exceed $2,000,000 (the “Cap”).

(b)     Buyer Indemnification Limits.

(i)     Basket. Buyer will not be liable to the Seller Indemnitees under Section 8.3 until the aggregate amount of all Losses in respect of indemnification under Section 8.3 exceeds the Basket, in which event Buyer will be required to pay or be liable for all such Losses in excess of the Basket.

(ii)     Cap. The aggregate amount of all Losses for which Buyer may be liable pursuant to Section 8.3 will not exceed the Cap.

(c)     Inapplicability of Basket and Cap to Fundamental Representations and Excluded Liabilities. Notwithstanding the foregoing, the limitations in Sections 8.4(a) and (b) will not apply to Losses based upon, arising out of, with respect to or by reason of (a) any inaccuracy in or breach of any Fundamental Representations, (b) any Excluded Liabilities and (c) the matters provided for in Sections 8.2(d) – (g) (collectively, the “Uncapped Matters”); provided however, that the aggregate liability for the Uncapped Matters (other than any inaccuracy in or breach of any of the representations and warranties in Sections 4.1 and 4.4 which are uncapped) shall be limited to an amount equal to the Purchase Price.

8.5     Indemnification Procedures.

(a)     With respect to indemnification claims under this Agreement, the party entitled to indemnification (the “Indemnified Party”) will promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity in an Action by a Person not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party will be entitled to participate in the defense of the Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of the Action, the Indemnified Party may, but is not obligated to, defend the Action as it may deem appropriate, including settling the Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party deems appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement will relieve the Indemnifying Party of its indemnification obligations herein with respect to any damages resulting therefrom. The Indemnifying Party may not settle any Action without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld or delayed).

(b)     Tax Claims. Notwithstanding any other provision of this Agreement, the control of any Action in respect of Taxes of the Epic Companies (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.16 (Taxes) or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article 6 is governed exclusively by Article 6.

8.6     Payments; Holdback Amount.

(a)     Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 8, the Indemnifying Party will satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(b)     One half of the then remaining Holdback Amount will be released to Sellers’ Representative on August 31, 2021 and any remainder of the Holdback Amount that has not been used to satisfy Seller’s indemnification obligations under this Article 8 or is the subject of a good faith claim for indemnification by a Buyer Indemnitee made in accordance with this Article 8 will be released to Sellers’ Representative on August 31, 2022.

(c)     The Trails Delay Additional Holdback Amount, less any Trails Delay Liquidated Damages previously retained by Buyer, will be released to Sellers’ Representative upon the earliest to occur of (i) the date that building permits have been obtained by Epic Trails for all homes on lots it owns within the Trails at Crowfoot master planned community, (ii) the date on which the completion of the community pool and recreational facility in the Trails at Crowfoot master planned community has occurred and the condition (the “Building Permit Condition”) set forth in Section 4(o) of that certain Subdivision Agreement (Trails at Crowfoot Filing No. 1) (and other similar subdivision agreements) by and between the Town of Park and HR935, LLC, dated October 3, 2018 (as may be amended from time to time, the “Subdivision Agreement”) has been fully and completely satisfied and there exists no restrictions on the total number of building permits that can be issued within the Trails at Crowfoot master planned community and (iii) the date on which the condition set forth in Section 4(o) of the Subdivision Agreement is eliminated or no longer applicable, as determined by Buyer in Buyer’s sole but reasonable determination.

Upon a change in control of Buyer, any remainder of the Holdback Amount and Trails Delay Additional Holdback Amount will accelerate and become due and payable to Sellers’ Representative upon the change in control of Buyer.

8.7     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement will be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

8.8     Effect of Investigation. The representations, warranties and covenants of an Indemnifying Party and the Indemnified Party’s right to indemnification with respect thereto will not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives).

8.9     Other Rights and Remedies Not Affected. The indemnification rights under this Article 8 are independent of, and in addition to, any other rights and remedies the Parties may have at Law or in equity or otherwise for any failure to fulfill any covenant, agreement or obligation hereunder on the part of any Party, including the right to seek specific performance, rescission or restitution, none of which rights or remedies are affected or diminished hereby.

ARTICLE 9

Termination/Remedies

9.1     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     by the mutual written consent of Sellers’ Representative and Buyer;

(b)     by Buyer by written notice to Sellers’ Representative if:

(i)     Buyer is not then in material breach of any provision of this Agreement and there has been a breach of or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.2 and such breach or failure has not been cured within 15 days of Sellers’ Representative’s receipt of notice of such breach from Buyer; or

(ii)     any of the conditions set forth in Section 7.2 have not have been fulfilled by March 31, 2021(the “Outside Date”) unless such failure is due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by Buyer prior to the Closing;

(c)     by Seller by written notice to Buyer if:

(i)     Seller is not then in material breach of any provision of this Agreement and there has been a breach of or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.1 and such breach or failure has not been cured within 10 days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)     any of the conditions set forth in Section 7.1 have not been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure is due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)     by Buyer or Seller in the event that (i) there is any Law that makes consummation of the transactions contemplated by this Agreement illegal or (ii) a final and non-appealable Governmental Order is issued which restrains or enjoins the transactions contemplated by this Agreement.

9.2     Effect of Termination. If this Agreement is terminated in accordance with this Article 9, this Agreement will become void and there will be no liability on the part of any Party except:

(a)     as set forth in this Article 9; and

(b)     nothing herein will relieve any Party from liability for any willful breach of this Agreement.

ARTICLE 10

General Provisions

10.1     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the Closing occurs.

10.2     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder must be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) or (d) on the third day after the date mailed by certified or registered mail, return receipt requested. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as specified in a notice given in accordance with this Section 10.2):

If to Sellers or the Sellers’ Representative:	Christina Presley c/o Epic Homes 1101 W. Mineral Ave., Suite 105 Littleton, CO 80120 Email: cpresley@liveepichomes.com

With a copy (which will not constitute notice) to:	Goodspeed & Merrill 7800 E. Union Avenue, Suite 600 Denver, CO 80237 Attention: Nick Rudden, Esq. Email: nrudden@goodspeedmerrill.com

If to Buyer:	TNHC Colorado Inc. c/o The New Home Company Inc. 15231 Laguna Canyon Road, Suite 250 Irvine, CA 92618 Attention: Miek Harbur Email: mharbur@nwhm.com

With a copy (which will not constitute notice) to:	Snell & Wilmer L.L.P. One Arizona Center 400 East Van Buren Street, Suite 1900 Phoenix, AZ 85004-2202 Attention: Jeff Beck, Esq. Email: jbeck@swlaw.com

10.3     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to articles, sections, schedules and exhibits mean the articles and sections of, and schedules and exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

10.4     Made Available. To the extent this Agreement refers to information or documents having been made available (or delivered or provided) to Buyer, Sellers will have satisfied such obligation if Sellers or any of their Representatives provided such information or documents to Buyer prior to the Signing Date.

10.5     Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

10.6     Severability. The unenforceability or invalidity of any provision of this Agreement do not affect the enforceability or validity of any other provision.

10.7     Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to their subject matter, and supersede all prior agreements (both written and oral) between the Parties with respect to such subject matter, other than the Confidentiality Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the exhibits and schedules hereto (other than an exception expressly set forth as such in the schedules hereto), the statements in the body of this Agreement will control. The schedules, exhibits, annexes and schedules hereto constitute a part of this Agreement.

10.8     Successors and Assigns. This Agreement is binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the other Parties’ prior written consent, which consent may not be unreasonably withheld, conditioned or delayed. No assignment will relieve the assigning Party of any of its obligations hereunder.

10.9     No Third-party Beneficiaries. Except as provided in Article 8, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, confers upon any other Person or entity any legal or equitable right, benefit or remedy of any nature under this Agreement.

10.10     Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by a written agreement by the Parties. No waiver by any Party of any of the provisions hereof will be effective unless set forth in writing and signed by the Party so waiving. No waiver by any Party will operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof, and no single or partial exercise of any right, remedy, power, or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

10.11     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement is governed by and will be construed in accordance with the laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction).

(b)     ANY PROCEEDING ARISING OUT OF, OR WITH RESPECT TO, THIS AGREEMENT OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE FEDERAL OR STATE COURTS LOCATED IN DENVER COUNTY, COLORADO (THE “DESIGNATED COURTS”), AND THE PARTIES ACCEPT THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY JUDGMENT ENTERED BY ANY OF THE DESIGNATED COURTS AND FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUIT, ACTION OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DESCRIBED IN THIS SECTION 10.11. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11. A COPY OF THIS SECTION 10.11 MAY BE SUBMITTED TO ANY COURT AS EVIDENCE OF THE CONTENT THEREOF.

10.12     Specific Performance. In addition to any other remedy to which a non-breaching Party may be expressly entitled under this Agreement, a non-breaching Party will be entitled to seek injunctive relief, in a Designated Court, without the posting of any bond to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Each Party further waives any defense that a remedy at Law would be adequate in any action for specific performance or injunctive relief hereunder.

10.13     Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together are one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission has the same legal effect as an original signed copy.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Signing Date.

Buyer:

TNHC COLORADO INC.

By:	/s/ Leonard S. Miller
Name: Leonard S. Miller
Title: President/CEO

By:	/s/ John M. Stephens
Name: John M. Stephens
Title: EVP & CFO

Sellers:

/s/ Christina D. Presley
Christina D. Presley, an individual

CDP HOLDINGS, LLC

By:	/s/ Christina D. Presley
Name: Christina D. Presley
Title: Manager

Sellers’ Representative:

/s/ Christina D. Presley
Christina D. Presley

Solely with respect to Article 8, by signing below Epic Homes at Leyden Rock LLC acknowledges and agrees to the terms and conditions set forth in Article 8 and joins this Agreement solely for that purpose.

Epic Homes at Leyden Rock, LLC, a Colorado limited liability company:

CDP Management, LLC, Its Manager

/s/ Christina D. Presley
By: Christina D. Presley
Its: Manager

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